Exhibit 10.1

CREDIT AGREEMENT

REVOLVING LINE OF CREDIT

OF UP TO $5,000,000

FROM

STERLING BANK,

TO

CHENIERE ENERGY, INC.,

CHENIERE LNG, INC.,

CHENIERE ENERGY OPERATING CO., INC.,

CHENIERE LNG SERVICES, INC.

AND

CHENIERE-GRYPHON MANAGEMENT, INC.

July 25, 2003

CREDIT AGREEMENT

dated July 25, 2003

from

STERLING BANK

to

CHENIERE ENERGY, INC.,

CHENIERE LNG, INC.,

CHENIERE ENERGY OPERATING CO., INC.,

CHENIERE LNG SERVICES, INC. AND

CHENIERE-GRYPHON MANAGEMENT, INC.

ARTICLE I. DEFINITIONS	1

ARTICLE II. THE LOAN	12

2.01 The Revolving Loan	12

2.02 Advances and Payments of Principal Under the Revolving Note	12

2.03 Payments of Interest under the Revolving Note	12

2.04 General Provisions Relating to Interest	13

2.05 Borrowing Base Determination	13

2.06 Mandatory Prepayment of the Note	16

2.07 Advances to Satisfy Obligations of the Borrowers	17

2.08 Assignment of Production	17

2.09 Commitment Fee	17

2.10 Facility Fee	17

2.11 Professional Fees and Expenses	18

2.12 Adjustment to Revolving Commitment Limit	18

2.13 Letters of Credit	18

2.14 Repayment of Letters of Credit	18

2.15 Letter of Credit Fee	19

ARTICLE III. CONDITIONS	19

3.01 Conditions to the Closing	19

3.02 Documents Required for Subsequent Disbursements	20

3.03 General Conditions to all Disbursements	21

3.04 Legal Matters	21

ARTICLE IV. REPRESENTATIONS AND WARRANTIES	22

4.01 Existence	22

4.02 Due Authorization	22

i

4.03	Valid and Binding Obligations	22

4.04	Scope and Accuracy of Financial Statements	23

4.05	Gryphon Exploration Stock	23

4.06	Owner of Borrowing Base Receivables and Title to Borrowing Base Oil and Gas Properties	23

4.07	Oil and Gas Leases	23

4.08	Interest in the Borrowing Base Oil and Gas Properties	23

4.09	Oil and Gas Contracts	24

4.10	Producing Wells	24

4.11	Purchasers of Production	24

4.12	Authorizations and Consents	24

4.13	Environmental Laws	25

4.14	Compliance with Laws, Rules, Regulations and Orders	25

4.15	Liabilities, Litigation and Restrictions	26

4.16	Existing Indebtedness	26

4.17	Material Commitments	26

4.18	Margin Stock	26

4.19	Proper Filing of Tax Returns and Payment of Taxes Due	26

4.20	ERISA	27

4.21	Investment Company Act Compliance	27

4.22	Public Utility Holding Company Act Compliance	27

4.23	Insurance	27

4.24	Material Misstatements and Omissions	27

ARTICLE V. AFFIRMATIVE COVENANTS		27

5.01	Use of Funds	28

5.02	Maintenance and Access to Records	28

5.03	Quarterly Unaudited Financial Statements	28

5.04	Annual Audited Financial Statements	28

5.05	Compliance Certificate	28

5.06	Statement of Material Adverse Change in Condition	28

5.07	Title Defects	29

5.08	Additional Information	29

5.09	Compliance with Laws and Payment of Assessments and Charges	29

5.10	Maintenance of Existence and Good Standing	29

5.11	Further Assurances	29

5.12	Initial Expenses of the Bank	29

5.13	Subsequent Expenses of the Bank	29

5.14	Maintenance of Tangible Property	30

5.15	Maintenance of Insurance	30

5.16	Inspection of Tangible Assets/Right of Audit	30

5.17	Payment of Note and Performance of Obligations	30

5.18	Borrowing Base	30

5.19	Compliance with Environmental Laws	30

5.20	Hazardous Substances Indemnification	31

5.21	Properties Not Operated by the Borrowers	32

5.22	Transactions with Affiliates	32

5.23	Leases	32

5.24	Operation of Borrowing Base Oil and Gas Properties	32

5.25	Assignments	32

5.26	Change of Purchasers of Production	32

5.27	Payment of Taxes, Etc	33

5.28	Notice of Litigation	33

5.29	Notice of Events of Default	33

5.30	Notice of Change of Principal Offices	33

5.31	Employee Benefit Plans	33

5.32	Production Reports	33

5.33	Operating Accounts	34

5.34	P&A Expenses	34

5.35	Payment of Obligations	34

5.36	Partnership Agreement, Contribution Agreement and Purchase Agreement Defaults	34

5.37	Gryphon Exploration Reserve Reports	34

5.38	Reimbursement of Expenses	34

ARTICLE VI. NEGATIVE COVENANTS		34

6.01	Other Indebtedness	34

6.02	Loans or Advances	34

6.03	Mortgages or Pledges of Assets	35

6.04	Sales of Assets	35

6.05	Dividends	35

6.06	Payment of Accounts Payable	35

6.07	Cancellation of Insurance	35

6.08	Investments	35

6.09	Changes in Structure or Business	35

6.10	Limitation on Leases	35

6.11	Pooling or Unitization	35

6.12	Hedge Agreements	36

6.13	Capital Stock of Borrowers	36

6.14	Margin Stock	36

6.15	Minimum Consolidated Tangible Net Worth	36

6.16	Current Ratio	36

ARTICLE VII. EVENTS OF DEFAULT		36

7.01	Enumeration of Events of Default	36

7.02	Rights Upon Unmatured Event of Default	38

7.03	Rights Upon Default	38

7.04	Remedies	38

7.05	Right of Set-off	39

ARTICLE VIII. MISCELLANEOUS		40

8.01	Security Interests in Deposits and Right of Offset or the Banker’s Lien	40

8.02	Survival of Representations, Warranties and Covenants	40

8.03	Notices and Other Communications	40

8.04	Parties in Interest	41

8.05	Renewals and Extensions	41

8.06	No Waiver by the Bank	41

8.07	Waiver, Release, and Indemnification by the Borrowers	41

8.08	GOVERNING LAW	42

8.09	JURISDICTION AND VENUE	42

8.10	WAIVER OF RIGHTS TO JURY TRIAL	42

8.11	Incorporation of Exhibits and Schedules	42

8.12	Survival Upon Unenforceability	42

8.13	Rights of Third Parties	42

8.14	Amendments or Modifications	43

8.15	Agreement Construed as an Entirety	43

8.16	Number and Gender	43

8.17	AGREEMENT SUPERSEDES ALL PRIOR AGREEMENTS	43

8.18	Controlling Provision Upon Conflict	43

8.19	Time, Place and Method of Payments	43

8.20	Termination	43

8.21	Non-Application of Chapter 346 of Texas Finance Code	44

8.22	Power of Attorney	44

8.23	Counterpart Execution	44

EXHIBITS
EXHIBIT A	Borrowing Base Oil and Gas Properties
EXHIBIT B	Revolving Note
EXHIBIT C	Compliance Certificate
EXHIBIT D	Security Instruments

SCHEDULES
Schedule 2.05(a)	Periodic Borrowing Base Reduction Schedule
Schedule 4.01	Information Regarding the Parent Borrower and its Subsidiaries
Schedule 4.06	Borrowing Base Receivables
Schedule 4.11	List of Purchasers of Production
Schedule 4.16	Existing Indebtedness
Schedule 4.17	Material Commitments
Schedule 4.23	Insurance Certificate
Schedule 6.08	Investments

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated effective July 25, 2003, is by and between CHENIERE ENERGY, INC. (“Parent Borrower”), CHENIERE LNG, INC. (“Cheniere LNG”), CHENIERE ENERGY OPERATING CO., INC., CHENIERE LNG SERVICES, INC. AND CHENIERE-GRYPHON MANAGEMENT, INC. (“Cheniere-Gryphon”), each a Delaware corporation, (each, individually, a “Borrower” and collectively, the “Borrowers”) and STERLING BANK, a Texas chartered banking association (the “Bank”).

W I T N E S S E T H

WHEREAS, the Borrowers desire to obtain a loan from the Bank in order to satisfy certain working capital needs of the Borrowers, including the exploration, development and/or acquisition of oil and gas properties, the payment of fees and expenses related to this credit facility, the payment of existing indebtedness and for general corporate purposes; and

WHEREAS, the Bank is willing to loan such funds to the Borrowers in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Bank and the Borrowers agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

“Affiliate” means, as applied to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”), as applied to any Person, means either: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the legal or beneficial ownership of or voting rights with respect to 8% or more of the equity interest in such Person.

“Agreement” means this Credit Agreement, as the same may be amended or supplemented from time to time.

“Applicable Margin” means two and one-half percent.

“Bank Parties” has the meaning given such term in Section 8.07(B).

“Base Rate” means, at the time any determination thereof is to be made, the fluctuating per annum rate of interest then most recently announced by the Bank in Houston, Texas, as its Base Rate. The Base Rate is a rate set by the Bank based upon various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans at, above or below the Base Rate. Any change in the Base Rate shall take effect hereunder as of and on the opening of business on the date specified in the announcement of such change. A certificate in writing by any Vice President of the Bank as to the Base Rate as of any date or dates shall be prima facie evidence of such fact.

“Borrowing Base” means the maximum loan amount with respect to the Borrowing Base Properties, as determined by the Bank from time to time in accordance with Section 2.05 of this Agreement.

“Borrowing Base Oil and Gas Properties” means those Oil and Gas Properties of the Borrowers that are subject to the liens created by certain of the Security Instruments to secure the Obligations, including, but not limited to, the indebtedness evidenced by the Note, which Borrowing Base Oil and Gas Properties are described in Exhibit “A” attached hereto and made a part hereof.

“Borrowing Base Properties” means, collectively, the Borrowing Base Receivables and the Borrowing Base Oil and Gas Properties.

“Borrowing Base Receivables” means the Receivables set forth on the Borrowing Base Receivables Schedule which are composed of Cheniere LNG’s Receivables (i) under the Partnership Agreement and the Contribution Agreement payable by Freeport LNG Investments, LLC, a Delaware limited liability company and (ii) under the Purchase Agreement payable by Contango Sundance, Inc.; in the aggregate amount of $4,133,333.

“Borrowing Base Receivables Report” has the meaning set forth in Section 2.05(b) hereof.

“Borrowing Base Receivables Schedule” means Schedule 4.06 attached hereto.

“Business Day” means a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws applicable to national banking associations and those applicable to Texas state chartered banks.

“Change of Control” means an event or series of events by which the shareholders of any Borrower as of the date of this Agreement cannot alone elect at least 51% of the board of directors of any Borrower.

“Cheniere-Gryphon” means Cheniere-Gryphon Management, Inc., a Delaware corporation.

“Closing” has the meaning provided in Section 3.01.

“Collateral” means all of the assets of the Borrowers subject to the liens and security interests under the Security Instruments.

“Compliance Certificate” means the certificate of the President or Chief Financial Officer of Parent Borrower, on behalf of itself and the other Borrowers, submitted to the Bank from time to time pursuant to this Agreement and attesting to the financial covenants and stating, to such officer’s knowledge, whether or not an Event of Default or an Unmatured Event of Default has occurred and is continuing and, if such an event has occurred, the actions being taken by the Borrowers, to remedy such situation and that GAAP has been used in the preparation of the Financial Statements, which certificate shall be in the form attached hereto as Exhibit “C”.

“Consolidated Tangible Net Worth” means, as of any reporting period, Stockholders’ Equity, less the sum of:

(A) Goodwill, including any amounts, however designated on a consolidated balance sheet of Parent Borrower and its Subsidiaries, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of the Borrowers;

(B) Patents, trademarks, trade names, and copyrights;

(C) Any amount at which shares of capital stock of any Borrower appear as an asset on any Borrower’s balance sheet; and

(D) Any other amount in respect of an intangible that should be classified as an asset on a consolidated balance sheet of any Borrower in accordance with GAAP.

“Contribution Agreement” means the Contribution Agreement, dated August 26, 2002 by and among Freeport LNG Investments, LLC, Freeport LNG-GP, Inc., Parent Borrower, Cheniere LNG and Freeport LNG Terminal, LLC, as amended by the Extension and Amendment to the Contribution Agreement, dated September 19, 2002, the Second Extension and Amendment to the Contribution Agreement, effective as of October 4, 2002 and the Third Amendment to Contribution Agreement dated February 27, 2003.

“Current Assets” means at any time, all assets, that should in accordance with GAAP, be classified as current assets on a consolidated balance sheet of Parent Borrower and its Subsidiaries, plus the amount of Borrowing Base Receivables; provided, however, that any Borrowing Base Receivable that is not paid on the due date as set forth on Scheduled 4.06 shall not qualify as a current asset.

“Current Liabilities” means at any time, all liabilities that should in accordance with GAAP, be classified as current liabilities on a consolidated balance sheet of the Parent Borrower and its Subsidiaries.

“Current Ratio” means the ratio derived from dividing Current Assets by Current Liabilities.

“Environmental Laws” means (a) the following federal laws as they may be cited, referenced and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Superfund

Amendments and Reauthorization Act, the Toxic Substances Control Act, and the Oil Pollution Act of 1990; (b) any and all environmental statutes of any state in which property of the Borrowers is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other federal, state or local statute or any requirement, rule, regulation, code, ordinance or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling or release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which together with any Borrower would be treated as a single employer under Section 4001 of ERISA.

“Event of Default” means any of the events specified in Section 7.01 of this Agreement.

“Financial Statements” means the statements of the financial condition of the indicated Person, on a consolidated basis, as at the point in time and for the period indicated and consisting of at least a balance sheet, income statement and statement of changes in cash flows, and, when the foregoing are audited, accompanied by the certification of such Person’s independent certified public accountants and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP applied on a basis consistent with that of the preceding year.

“Floating Rate” means a per annum interest rate equal to the Base Rate in effect from time to time plus the Applicable Margin in the absence of any Event of Default, and the Base Rate in effect form time to time plus the Applicable Margin, plus 4.0% following and during the continuation of any Event of Default.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Gryphon Exploration” means Gryphon Exploration Company, a Delaware corporation.

“Hazardous Substances” means flammables, explosives, radioactive materials, hazardous wastes, asbestos or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum and petroleum products and associated oil or natural gas exploration, production and development wastes or any substances defined as “hazardous substances”, “hazardous materials”, “hazardous wastes” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other Environmental Laws now or hereafter enacted or promulgated by any regulatory authority or governmental body, but only to the extent any such law is or becomes applicable to the Borrowers or any of their property.

“Hedge Agreement” means any swap agreement, cap, collar, floor, exchange transaction, forward agreement or exchange or protection agreement related to Hydrocarbons or any option with respect to such transaction, as more specifically provided in those certain master swap agreements on International Swap Dealers Association forms and the schedules thereto and any confirmations thereunder entered into by a Borrower with any other Person.

“Hydrocarbons” means crude oil, condensate, natural gas, natural gas liquids and other hydrocarbons.

“Indebtedness” means, as to any Person, (a) all items of indebtedness or liability (other than capital, surplus, deferred credits and reserves, as such) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date as of which Indebtedness is to be determined, (b) indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance existing on or encumbering property owned by the Person whose Indebtedness is being determined, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse, agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, purchase of securities or capital contribution, through a commitment to pay for property or services regardless of the nondelivery of such property or the nonfurnishing of such services or otherwise), or in respect of which such Person has otherwise become directly or indirectly liable, contingently or otherwise, whether now existing or hereafter arising, and (d) all leases that, in accordance with GAAP, should not be reflected on the Borrowers’ balance sheets.

“Investment” in any Person means any stock, bond, note or other evidence of Indebtedness or any other security (other than current trade and customer accounts) of, or loan to, such Person.

“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

“Leases” means oil and gas leases and all oil, gas and mineral leases constituting any part of the Borrowing Base Oil and Gas Properties.

“Letter(s) of Credit” has the meaning set forth in Section 2.13 hereof.

“Letter of Credit Application” has the meaning set forth in Section 2.13 hereof.

“Letter of Credit Exposure” shall mean, at any time, the aggregate maximum amount available to be drawn under outstanding Letters of Credit at such time.

“Limitation Period” means any period while any amount remains owing on the Note when interest on such amount, calculated at the applicable rate prescribed on the Note, plus any fees payable hereunder and deemed to be interest under applicable Law, would exceed the Maximum Rate.

“Loan” means, singly, any advance by the Bank to, or for the benefit of, the Borrowers pursuant to this Agreement and, including any payment made by the Bank under a Letter of Credit and “Loans” means, cumulatively, the aggregate sum of all money advanced by the Bank to, or for the benefit of, the Borrowers pursuant to this Agreement including all payments made by the Bank under Letters of Credit.

“Loan Documents” means this Agreement, the Note, the Security Instruments, any Letter of Credit Application and all other promissory notes, security agreements, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

“Loan Excess” means, at any point in time, the amount, if any, by which the sum of the outstanding balance on the Loans evidenced by the Note plus the Letter of Credit Exposure exceeds the Revolving Commitment then in effect.

“Marketable Title” means good and defensible title, free and clear of all mortgages, liens and encumbrances, except for Permitted Encumbrances.

“Maximum Rate” means the maximum rate of non-usurious interest permitted from day to day by applicable law, including as to Chapter 303 of the Texas Finance Code (and as the same may be incorporated by reference in other Texas statutes), but otherwise without limitation, that rate based upon the “indicated weekly rate ceiling.”

“Monthly Borrowing Base Reduction” means the amount of the automatic monthly reduction to the Borrowing Base, as determined by the Bank from time to time in accordance with Section 2.05 of this Agreement.

“Multi-employer Plan” means a plan described in Section 4001(a)(3) of ERISA which covers employees of any Borrower or any ERISA Affiliate.

“Net Proceeds” means (a) with respect to any sale, lease, transfer or other disposition of any asset by any Person, the aggregate amount of cash and non-cash proceeds from such transaction received by, or paid to or for the account of, such Person, net of customary and reasonable out-of-pocket costs, fees, and expenses, and (b) with respect to the issuance of equity securities, debt securities, or similar instruments, or the incurrence of Indebtedness, the cash and non-cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection with such issuance. Non-cash proceeds include any proceeds received by way of deferred payment of principal calculated on a combined basis as of such time pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise, but only as and when received.

“Note” means the Revolving Note, and any extension, renewal, or rearrangement of, or substitute for, such Note.

“Obligations” means all obligations, indebtedness, and liabilities of the Borrowers to the Bank, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities of the Borrowers under this Agreement and the other Loan Documents, and all interest accruing thereon and all attorneys’ fees and other expenses incurred in the administration, enforcement or collection thereof.

“Oil and Gas Properties” means fee, leasehold or other interests in or under mineral estates or oil, gas and other liquid or gaseous hydrocarbon leases with respect to properties situated in the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and properties, real or personal, appertaining, belonging, affixed or incidental thereto.

“Partnership Agreement” means the Amended and Restated Partnership Agreement of Freeport LNG Development, L.P., a Delaware limited partnership, dated February 27, 2003 by and among Freeport LNG-GP, Inc., Freeport LNG Investments, LLC and Cheniere LNG.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Borrowing Base Reduction” means the amount of the scheduled reduction to the Borrowing Base, as set forth in the Periodic Borrowing Base Reduction Schedule.

“Periodic Borrowing Base Reduction Schedule” means the schedule attached hereto as Schedule 2.05(a) as the same may be amended or modified from time to time.

“Permitted Asset Sales” means sales, leases, assignments, transfers or disposals of, in one or any series of related transactions, all or any portion of Borrowers’: (i) equipment, whether now owned or hereafter acquired, including transfers to Subsidiaries, which, in the aggregate, do not exceed $50,000 in any twelve month period, (ii) Oil and Gas Properties that neither are covered by any of the Security Instruments nor contain any proved oil and gas reserves whether now owned or hereafter acquired, including transfers to Subsidiaries, which in the aggregate, do not exceed $50,000 in any twelve month period, or (iii) Oil and Gas Properties that (A) are not covered by any of the Security Instruments, (B) are purchased and sold in the ordinary course of business, including but not limited to hydrocarbon leases acquired for generating prospects and (C) do not contain any proved developed producing oil and gas reserves, whether now owned or hereafter acquired, including transfers to Subsidiaries, which in the aggregate, do not exceed $50,000 in any twelve month period.

“Permitted Encumbrances” means:

(A) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable;

(B) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

(C) Pledges or deposits in connection with or to secure workmen’s compensation, unemployment insurance, pensions or other employee benefits;

(D) Encumbrances consisting of covenants, zoning restrictions, rights, easements, liens or other restrictions on the use of real property, none of which materially impairs the use of such property by any Borrower in the operation of its business, and none of which is violated in any material respect by existing or proposed operations;

(E) Liens of operators and/or co-working interest owners under joint operating agreements or similar contractual arrangements with respect to any Borrower’s proportionate share of the expense of exploration, development and operation of oil, gas and mineral leasehold or fee interests owned jointly with others, to the extent that same relate to sums not yet due;

(F) Liens securing surety or other bonds required in the normal course of business not to exceed $25,000 in the aggregate at any time in effect;

(G) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed and they do not, in the aggregate, materially detract from the value of the property of the Parent Borrower or any Subsidiary, or materially impair the use thereof in the operation of its business:

(1) Claims or liens for taxes, assessments, or charges due and payable and subject to interest or penalty;

(2) Claims, liens, and encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; and

(3) Claims or liens of mechanics, materialmen, warehousemen, carriers, or other like liens.

(H) Liens securing payment and performance of the Obligations;

(I) Liens securing purchase money obligations included in the definition of Permitted Indebtedness if such liens encumber only the property for which such purchase money obligation was incurred; and

(J) Inchoate liens in respect of royalty or overriding royalty owners.

“Permitted Hedge Agreement” means any Hedge Agreement, together with supporting schedules, attachments and documents related thereto, which any Borrower enters into with or through any Person, and any other confirmations which any Borrower may hereafter enter into with or through such Person covering up to a percentage of the Proved Reserves attributable to such Borrower’s interest in its Borrowing Base Oil and Gas Properties, all of the foregoing being satisfactory to Bank in its sole discretion.

“Permitted Indebtedness” means:

(A) The Loans;

(B) Loans by the Bank under other credit arrangements;

(C) Unsecured accounts payable incurred in the ordinary course of business which (i) are not overdue, (ii) are being contested in good faith by appropriate proceedings with adequate reserves having been established in accordance with GAAP, (iii) are the subject of usual and customary review and evaluation or (iv) without duplication, remain unpaid more than sixty (60) days after due date and do not, in the aggregate (including legal fees owed by any Borrower (other than hereunder)) exceed $500,000 at any one time;

(D) Loans, advances or extensions of credit from suppliers, contractors or other Persons who are not Affiliates of any Borrower under applicable contracts or agreements in connection with such Borrower’s oil and gas exploration and development activities, which are not overdue or are being contested in good faith by appropriate proceedings;

(E) Letters of credit or performance bonds required to be obtained by a Borrower in the normal course of its business to assure the proper plugging and abandonment of oil or gas drilling or production locations or bonds required by any governmental agency or instrumentality in the normal course of such Borrower’s business;

(F) Purchase money obligations of the Borrowers of up to $50,000 at any time for the purchase of equipment so long as the purchase money obligations do not exceed the fair market value of the equipment purchased therewith; and

(G) The existing Indebtedness listed on Schedule 4.16, and any extensions and renewals but not increases of such Indebtedness.

“Person” means an individual, company, corporation, partnership, joint venture, limited liability company, trust, association, unincorporated organization or a government or any agency or political subdivision thereof.

“Plan” means, at any time, any employee benefit plan which is covered by ERISA and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

“Proved Reserves” means the estimated quantities of crude oil, condensate, natural gas liquids and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable by primary producing mechanisms in future years from known reservoirs underlying lands or interests therein constituting Oil and Gas Properties, under existing economic and operating conditions. Reserves which can be produced economically through application of improved recovery techniques (i.e., fluid injection) will be included in Proved Reserves when successful testing by a pilot project or the operation of an installed program in the reservoir provides support for the engineering analysis on which the pilot project or installed program was based. In general, the economic productivity of the estimated proved reserves is supported by actual production or a conclusive formation test; however, in certain instances proved reserves are assigned to reservoirs on the basis of a combination of electrical and other type logs and core analyses which indicate these reservoirs are analogous to similar reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test.

“Purchase Agreement” means that certain Partnership Interest Purchase Agreement dated March 1, 2003 among Cheniere LNG, Parent Borrower, Contango Sundance, Inc. and Contango Oil & Gas Co., Inc.

“Receivables” means all of Borrowers’ rights to payments or other forms of consideration of any kind.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Request for Advance” means the written or verbal (confirmed in writing within one (1) Business Day) request by the Parent Borrower for an advance by the Bank pursuant to this Agreement, which Request for Advance shall be signed by an authorized officer of the Parent Borrower and shall include a statement of the amount requested to be advanced, the date of the requested advance and such other information as the Bank in its discretion deems necessary.

“Revolving Commitment” means the obligation of the Bank, subject to the provisions of this Agreement and existing only through the Revolving Loan Termination Date, to advance to, or for the benefit of, the Borrowers funds and to issue Letters of Credit in an aggregate amount not to exceed at any one time outstanding the lesser of: (a) the Borrowing Base then in effect, or (b) the Revolving Commitment Limit.

“Revolving Commitment Limit” means $2,000,000 as of the Closing, but such amount may be increased by the Bank in its sole discretion from time to time with the agreement of the Borrowers (a) should the Borrowers contribute additional Receivables of the Borrowers to the Borrowing Base Receivables and/or additional Oil and Gas Properties of the Borrowers to the Borrowing Base Oil and Gas Properties in accordance with this Agreement or (b) should the Borrowing Base, as determined in accordance with Section 2.05, ever exceed such amount.

“Revolving Loan” means the loan made pursuant to Section 2.01.

“Revolving Loan Termination Date” means June 30, 2004.

“Revolving Note” means the promissory note in the original face amount of $5,000,000 dated of even date herewith made jointly and severally by the Borrowers payable to the order of the Bank, in substantially the form attached hereto as Exhibit “B,” together with all deferrals, renewals, extensions, amendments, modifications or rearrangements thereof, which promissory note shall evidence the advances to the Borrowers by the Bank pursuant to this Agreement.

“Security Instruments” means the security instruments described on Exhibit “D,” in form and substance satisfactory to the Bank, to be executed by Borrowers if, as and when required pursuant to Section 3.01 or otherwise under this Agreement, and any and all other instruments or documents hereafter executed in connection with or as security for the payment of the Note.

“Stockholders’ Equity” means, at any time, the sum of the following accounts set forth on a consolidated balance sheet of Parent Borrower, prepared in accordance with GAAP: (a) the par or stated value of all outstanding capital stock; (b) capital surplus; and (c) retained earnings or accumulated deficit, as the case may be.

“Subsidiary” means, as to any Person, any corporation in which such Person, directly or indirectly through its Subsidiaries, owns more than 50% of the stock of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation, and any partnership, association, joint venture, or other entity in which such Person, directly or indirectly through its Subsidiaries, has more than a 50% equity interest at the time.

“Transfer Order Letters” means the letters in lieu of division or transfer orders, in form acceptable to the Bank.

“Unmatured Event of Default” means any event or occurrence which solely with the lapse of time or the giving of notice or both will ripen into an Event of Default.

Undefined Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP.

ARTICLE II.

THE LOAN

2.01    The Revolving Loan.    Upon the terms and conditions (including, without limitation, the right of the Bank to terminate the Revolving Commitment hereunder upon an Event of Default or to suspend its obligation to make advances under the Revolving Commitment upon an Unmatured Event of Default) and relying on the representations and warranties contained in this Agreement, the Bank agrees, for a period from and after the date hereof through the Revolving Loan Termination Date, to make advances to the Borrowers from time to time following receipt of a Request for Advance at least two (2) Business Days’ prior to such requested advance, in such amounts as the Borrowers may request; provided, however, each such advance shall be in an amount of not less than $100,000 and in an integral multiple of $10,000 and the aggregate principal amount of all advances made pursuant to this Section 2.01 plus the Letter of Credit Exposure at any one time outstanding shall not exceed the Revolving Commitment.

Through the Revolving Loan Termination Date, the Borrowers may use this revolving credit by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions of this Agreement. The borrowings made by the Borrowers pursuant to the Revolving Commitment shall be made at the principal office of the Bank and shall be evidenced by the Revolving Note. The entire outstanding principal amount, and accrued and unpaid interest, under the Revolving Note is due on the Revolving Loan Termination Date or sooner pursuant to the terms of this Article II.

2.02    Advances and Payments of Principal Under the Revolving Note.    Each time an advance is made against or payment is made on the Revolving Note, the Bank is hereby irrevocably authorized by the Borrowers to make appropriate entries of such in its records in accordance with the usual and customary practices of accounting for advances and payments on notes; provided, however, the failure of the Bank to do so shall not relieve the Borrowers of their correct liability hereunder or under the Revolving Note.

The aggregate unpaid amount of advances reflected by the notations by the Bank on its records or the ledger sheets affixed to the Revolving Note shall be deemed rebuttably presumptive evidence of the principal amount owing on the Revolving Note. The liability for payment of principal and interest evidenced by the Revolving Note shall be limited to principal amounts actually advanced to the Borrowers and outstanding under this Agreement and interest on such amounts calculated in accordance with this Agreement. Interest provided for in the Revolving Note and herein shall be calculated on unpaid sums actually advanced and outstanding under the Revolving Note pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment.

2.03    Payments of Interest under the Revolving Note.    Subject to the terms and provisions of this Agreement, interest on the Revolving Loan, calculated at the Floating Rate, shall be due and payable quarterly as it accrues beginning August 31, 2003, and continuing thereafter on the last day of each succeeding calendar quarter while any amount remains owing on the Revolving Note and at the Revolving Loan Termination Date, the interest payment in each instance to be that which has been earned and remains unpaid. The rate of interest charged on the Revolving Loan shall be adjusted, effective on the effective date of each change in the Base Rate, and in the ordinary course of business the Bank shall send written notice to the Parent Borrower that a change in the Base Rate has occurred.

2.04    General Provisions Relating to Interest.    All Loans hereunder and outstanding from time to time shall bear interest at the Floating Rate, calculated on the basis of a year of three hundred sixty (360) days from the date of advance to, but not including, the date of repayment.

It is the intention of the parties hereto to comply strictly with the usury Laws of the State of Texas and the United States of America and, in this connection, there shall never be collected, charged or received on any sums advanced hereunder interest in excess of the Maximum Rate. For purposes of Chapter 303 of the Texas Finance Code, as amended, the Borrowers agree that the maximum rate to be charged shall be the “indicated (weekly) rate ceiling” as defined in said Chapter, provided that the Bank may also rely to the extent permitted by applicable Laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other applicable Laws of the State of Texas or the United States of America applicable to the Bank, if greater. Notwithstanding anything herein or in the Note to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Note shall be the Maximum Rate and the obligation of any Borrower for any fees payable hereunder and deemed to be interest under applicable Law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable Laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Maximum Rate until such time as there has been paid to the Bank (a) the amount of interest in excess of the Maximum Rate that the Bank would have received during the Limitation Period had the interest rate remained at the relevant rates specified in the Note, and (b) all interest and fees otherwise due to the Bank but for the effect of such Limitation Period.

If under any circumstances the aggregate amounts paid on the Note or under this Agreement include amounts which by Law are deemed interest and which would exceed the amount permitted if the Maximum Rate were in effect, each Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable Laws of the State of Texas or the United States of America, the result of mathematical error on the part of both the Borrowers and the Bank, and the Bank shall promptly refund the amount of such excess (to the extent only of such interest payments above the Maximum Rate which could lawfully have been collected and retained) upon discovery of such error by the Bank or notice thereof from the Borrowers.

2.05    Borrowing Base Determination.

(a) The initial Borrowing Base is hereby established at $2,000,000. The portion of the Borrowing Base attributable to the Borrowing Base Oil and Gas Properties is equal to $0 and the portion of the Borrowing Base attributable to the Borrowing Base Receivables is equal to $2,000,000. Subject to the other provisions of this Agreement, the portion of the Borrowing Base attributable to the Borrowing Base Receivables shall be automatically reduced by the Periodic Borrowing Base Reduction on each date set forth in the Periodic Borrowing Base Reduction Schedule.

(b) Contemporaneously with the delivery of the Financial Statements as provided in Sections 5.03 and 5.04 hereof, the Parent Borrower shall deliver to the Bank a report (“Borrowing Base Receivables Report”) detailing (i) the outstanding balances of any Borrowing Base Receivables, (ii) the amounts of payments, including scheduled repayments and any prepayments, received since the prior quarter’s report (except for the report delivered in conjunction with the delivery of the initial Financial Statement subsequent to Closing which shall detail payments since the Closing) and (iii) any information received by any Borrower (written or verbal) from the payors under the Borrowing Base Receivables regarding any past or future scheduled repayments or any prepayments under such receivables, including, without limitation, prepayments as “Capacity Distributions” and “Withdrawal Payments,” as such terms are defined in the Partnership Agreement.

(c) On or before each March 1 and September 1 until the Revolving Loan Termination Date, commencing with September 1, 2003, the Parent Borrower shall furnish to the Bank a report, in form and substance satisfactory to the Bank, which report shall set forth, as of each preceding January 1 or July 1, as applicable, the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties. Each report to be provided on or before each September 1 may be prepared by the Borrowers’ own engineers and shall be certified by the Chief Financial Officer or Chief Executive Officer of the Parent Borrower. Each report to be provided on or before each March 1 shall be prepared by an independent petroleum engineer or firm of engineers satisfactory to the Bank. Within twenty (20) Business Days after receipt of each such report, the Bank shall endeavor to, in the normal course of business, make a determination of the portion of the Borrowing Base attributable to the Borrowing Base Oil and Gas Properties and the Monthly Borrowing Base Reduction which shall become effective upon written notification from the Bank to the Parent Borrower, and which, subject to the other provisions of this Agreement, shall be the portion of the Borrowing Base attributable to the Borrowing Base Oil and Gas Properties and the Monthly Borrowing Base Reduction until the effective date of the next redetermination of the portion of the Borrowing Base attributable to the Borrowing Base Oil and Gas Properties and the Monthly Borrowing Base Reduction as set forth in this Section 2.05(c).

The Borrowers may, by written notice, request that the Bank redetermine the portion of the Borrowing Base attributable to the Borrowing Base Oil and Gas Properties and also redetermine the Monthly Borrowing Base Reduction, but not more often than once between two consecutive scheduled deliveries of such reports (“Optional Review”). Any request for an Optional Review must be in writing and shall be accompanied by a complete report relating to the Proved Reserves attributable to Borrowing Base Oil and Gas Properties and shall be prepared by an independent petroleum engineer or firm of engineers satisfactory to the Bank. Within twenty (20) Business Days after receipt of such report, the Bank shall endeavor to, in the normal course of business make a determination of the portion of the Borrowing Base attributable to the Borrowing Base Oil and Gas Properties and the Monthly Borrowing Base Reduction which shall become effective upon written notification from the Bank to the Parent Borrower, and which, subject to the other provisions of this Agreement, shall be the portion of the Borrowing Base attributable to the Borrowing Base Oil and Gas Properties and the Monthly Borrowing Base Reduction until the effective date of the next redetermination of the portion of the Borrowing Base and the Monthly Borrowing Base Reduction as set forth in this Section 2.5(c). If the Borrowers’ request relates to a proposal to add Oil and Gas Properties of the Borrowers to the Borrowing Base Oil and Gas Properties, such proposal shall also be accompanied by evidence sufficient to establish that the respective Borrower or Borrowers own Marketable Title to such Oil and Gas Properties, and any such addition shall become effective at such time as: (a) the Bank has made its determination, in its sole discretion, of the amount by which the Borrowing Base would be increased as the result of such addition and (b) the conditions set forth in Article III hereof, to the extent they are applicable to such additional Oil and Gas Properties of such Borrower, have been satisfied.

The Bank may redetermine the Borrowing Base and the Monthly Borrowing Base Reduction, at any time, and from time to time, but not more often than once between two scheduled deliveries of such reports as described above, which redetermination shall become effective upon written notification from the Bank to the Parent Borrower and which, subject to the other provisions of this Agreement, shall be the Borrowing Base and the Monthly Borrowing Base Reduction until the effective date of the next redetermination of the Borrowing Base and the Monthly Borrowing Base Reduction, as set forth in this Section. The Bank may require the Borrowers to provide a report prepared by an independent petroleum engineer or firm of engineers reasonably satisfactory to the Bank regarding the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties at any time upon ninety (90) days advance notice to the Borrowers.

(d) The Borrowing Base shall represent the Bank’s determination, in accordance with its customary lending practices, of the maximum loan amount with respect to the Borrowing Base Receivables and the Borrowing Base Oil and Gas Properties and the Borrowers acknowledge, for purposes of this Agreement, such determination by the Bank as being the maximum loan amount with respect to the Borrowing Base Receivables and the Borrowing Base Oil and Gas Properties. In making any redetermination of the Borrowing Base, the Bank shall apply the parameters then generally being utilized by the Bank for Borrowing Base redeterminations for other similarly situated borrowers. The Borrowers and the Bank acknowledge that (a) due to the uncertainties of the oil and gas extraction process, the Borrowing Base Oil and Gas Properties are not subject to evaluation with a high degree of accuracy and are subject to potential rapid deterioration in value, and (b) for this reason and the difficulties and expenses involved in liquidating and collecting against the Borrowing Base Oil and Gas Properties, the Bank’s determination of the maximum loan amount with respect to the Borrowing Base Oil and Gas Properties contains an equity cushion, which equity cushion is acknowledged by the Borrowers as essential for the adequate protection of the Bank.

NOTWITHSTANDING ANYTHING TO THE CONTRARY UNDER THIS AGREEMENT OR ANY LOAN DOCUMENT, AS OF THE DATE OF CLOSING, THE BORROWERS AND THE BANK ACKNOWLEDGE AND AGREE THAT IN APPLICATION

BY THE BANK OF THE ABOVE-NOTED PARAMETERS AND STANDARDS, NO BORROWING BASE IS ATTRIBUTED TO THE BORROWING BASE OIL AND GAS PROPERTIES DESCRIBED ON EXHIBIT “A” ATTACHED HERETO. ANY FUTURE ALLOCATION OF BORROWING BASE ATTRIBUTABLE TO THE BORROWING BASE OIL AND GAS PROPERTIES SHALL BE IN CONFORMANCE WITH THIS SECTION 2.05.

2.06 Mandatory Prepayment of the Note.

(a) In the event that the Bank determines that a Loan Excess exists, the Borrowers shall immediately, but in no event later than fifteen (15) days following notice from the Bank of any such scheduled or non-scheduled Borrowing Base determination, shall provide written notice to Bank regarding which of the following options it plans to implement and within thirty (30) days of such notice from Bank, Borrowers shall either (i) prepay the principal of the Revolving Note in an aggregate amount at least equal to such Loan Excess, (ii) add to the Borrowing Base Oil and Gas Properties additional Oil and Gas Properties of the Borrowers sufficient in value, as determined by the Bank in its sole discretion pursuant to Section 2.05, to increase the Borrowing Base in the amount of such Loan Excess, (iii) add other assets of the Borrowers to the Borrowing Base that are of the type and that have sufficient value, as determined by the Bank in its sole discretion, to increase the Borrowing Base in the amount of such Loan Excess or (iv) make a first of three (3) installments in order to repay the Loan Excess, each of three (3) installments to be in the amount of at least one third (1/3) of the original amount of the Loan Excess (or the remaining unpaid balance of such Loan Excess, if less than one third thereof remains), and pay each of the next two installments on or before the expiration of thirty (30) days and sixty (60) days, respectively, after the date of such first payment due date. Notwithstanding the foregoing provisions of this Section, the Borrowers shall pay the amount of any Loan Excess that would result from the application of each Periodic Borrowing Base Reduction and each Monthly Borrowing Base Reduction on or before the day that such Monthly Borrowing Base Reduction and/or Periodic Borrowing Base Reduction becomes applicable.

(b) In addition to the foregoing, the Borrowers shall immediately prepay the principal of the Revolving Note equal to:

(i) 100% of Net Proceeds from the disposition of any asset, excluding hydrocarbon lease sales, permitted under this Agreement including, without limitation, Net Proceeds attributable to any disposition of Cheniere-Gryphon’s equity interest in Gryphon Exploration;

(ii) 100% of insurance proceeds in excess of $100,000 per occurrence in respect of any insurance policy required to be maintained by the Borrowers under the terms of this Agreement unless Borrowers reinvest such proceeds within thirty (30) days of any insurable loss to replace the lost or damaged assets;

(iii) 50% of the Net Proceeds from the sale or issuance (after the date of this Agreement) of any capital stock, excluding capital stock issued upon the exercise of existing warrants or options, of the Parent Borrower or any Subsidiary of Parent Borrower; and

(iv) 100% of any Indebtedness incurred by any Borrower, other than Permitted Indebtedness.

Bank shall provide Parent Borrower notice regarding any redetermination of the Monthly Borrowing Base Reduction and/or the Borrowing Base, and any such redetermination shall be effective upon written notification by Bank to Parent Borrower.

2.07 Advances to Satisfy Obligations of the Borrowers. The Bank may, but shall not be obligated to, make advances hereunder and apply same to the satisfaction of any condition, warranty, representation or covenant of the Borrowers contained in this Agreement, and the funds so advanced and applied shall be part of the Loan proceeds advanced under this Agreement and evidenced by the Revolving Note.

2.08 Assignment of Production. Certain of the Security Instruments covering the Borrowing Base Oil and Gas Properties, if and when executed pursuant to this Agreement, will contain an assignment unto and in favor of the Bank of all oil, gas and other minerals produced and to be produced from or attributable to the Borrowing Base Oil and Gas Properties together with all of the revenues and proceeds attributable to such production, and such Security Instruments will further provide that all such revenues and proceeds which may be so collected by the Bank pursuant to the assignment shall be applied to the payment of the Note and the satisfaction of all other Indebtedness to be secured by such Security Instruments. The Borrowers hereby appoint the Bank as their agent and attorney-in-fact until this Agreement has been terminated in accordance with Section 8.20 hereof for purposes of completing the Transfer Order Letters if and when delivered to the Bank pursuant to Section 3.01 hereof or otherwise under this Agreement, which power is coupled with an interest and is not revocable.

2.09 Commitment Fee. As consideration for the commitment of the Bank to make Loans to the Borrowers through the Revolving Loan Termination Date pursuant to this Agreement, the Borrowers agree to pay to the Bank within five (5) Business Days of receipt of the Bank’s statement to Parent Borrower as to quarterly periods ending March 31, June 30, September 30 and December 31 of each year (except the first period shall be for a period of time from the Closing to July 30, 2003) during the period commencing on the date of this Agreement to and including the Revolving Loan Termination Date and at the Revolving Loan Termination Date, a fee equal to 0.5% per annum (computed on the basis of 360) multiplied by an amount equal to the daily average excess, if any, of the Revolving Commitment over the aggregate principal amount outstanding on the Note, throughout the period from the date of this Agreement or previous calculation date provided above, whichever is later, to the relevant calculation date or the Revolving Loan Termination Date, as the case may be.

2.10 Facility Fee. As consideration for the commitment of the Bank to make Loans to the Borrowers pursuant to this Agreement, the Borrowers shall pay to the Bank a facility fee of $20,000 simultaneously with the Closing. Any time the Borrowing Base is increased pursuant to Section 2.05, an additional facility fee shall be paid to Bank by Borrowers in the amount of 1.0% of any such increase above the highest Borrowing Base that was in effect at any time prior to such increase.

2.11 Professional Fees and Expenses. In addition to the other fees payable and expenses reimbursable by the Borrowers hereunder, the Borrowers agree to pay any and all professional fees and expenses incurred by the Bank, including, without limitation, engineering fees and expenses, incurred by Bank in the evaluation of such Borrowing Base Oil and Gas Properties.

2.12 Adjustment to Revolving Commitment Limit. At any time that Borrowers propose to increase the Borrowing Base by adding additional Oil and Gas Properties to the Borrowing Base Oil and Gas Properties pursuant to Section 2.05, Borrowers may also request that Bank increase the amount of the Revolving Commitment Limit. At any time that Borrowers make such a request, they shall promptly provide Bank with such financial information as Bank may request to assist the Bank in evaluating such request. Following the receipt of such information from Borrowers, the Bank shall, in the normal course of its business, make a redetermination of the Revolving Commitment Limit, which shall become effective upon written notification from the Bank to Parent Borrower of the new Revolving Commitment Limit. The Borrowers may, on a quarterly basis, upon written notice to the Bank, amend the definition of the Revolving Commitment Limit by reducing the amount set forth in such definition. Upon such reduction, the Bank shall not be obligated to extend Loans in excess of such reduced Revolving Commitment Limit. If and when the Bank increases the Revolving Commitment Limit at Borrowers’ request, the commitment fee, as determined pursuant to Section 2.09 of this Agreement, shall be calculated using such increased amount for all of the calculation periods in which such Revolving Commitment Limit was increased.

2.13 Letters of Credit

(a) Subject to the terms and conditions of this Agreement, the Bank agrees to issue standby letters of credit (“Letter(s) of Credit”) for the account of the Borrowers from time to time following receipt, at least three (3) Business Days prior to the requested date of issuance, of Bank’s then-current form of application for a Letter of Credit (“Letter of Credit Application”) properly completed by the Parent Borrower in such amount as the Borrowers may request not to exceed an aggregate amount outstanding equal to the unborrowed portion of the Revolving Commitment. The amount available to be drawn as Loans under the Revolving Commitment shall be reduced by the aggregate face amount of the outstanding Letters of Credit issued pursuant to this Section 2.13(a).

(b) If there is any conflict between the terms of any Letter of Credit Application accepted by the Bank and the terms of this Agreement, the terms of this Agreement shall control. No Letter of Credit shall have an expiration date that is later than six months from the date of its issuance, or, if sooner, beyond the Revolving Loan Termination Date.

2.14 Repayment of Letters of Credit. If drawn upon by the beneficiary of a Letter of Credit, all amounts so drawn shall be due and payable by the Borrowers immediately upon receipt of Bank’s request therefor.

2.15 Letter of Credit Fee. As consideration for the issuance by the Bank of Letters of Credit for the account of the Borrowers, the Borrowers agree to pay to the Bank a fee equal to the Applicable Margin times the amount of each such Letter of Credit (subject to a $500 minimum fee on each Letter of Credit), the first such per annum fee for each Letter of Credit to be payable in advance of the issuance of such Letter of Credit, with successive fees to be paid in advance of the expiration date of the issuance of such Letter of Credit if it is to remain in effect beyond such expiration date.

ARTICLE III.

CONDITIONS

The obligation of the Bank to make the Loans is subject to the following conditions precedent:

3.01 Conditions to the Closing. The Borrowers shall have duly delivered or caused to be delivered to the Bank, prior to the date of this Agreement whether or not a disbursement of any Loan is made on such date (the “Closing”), the following:

(A) The Revolving Note;

(B) Each of the Security Instruments, except for the Security Instruments covering the Borrowing Base Oil and Gas Properties;

(C) The results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against each Borrower in the Offices of the Secretaries of State of the State of Texas and the State of Delaware, such search to be as of a date no more than ten (10) Business Days prior to the date of Closing.

(D) A certified (as of the date of the Closing) copy of resolutions of each Borrower’s Board of Directors authorizing the execution, delivery, and performance of this Agreement, the Note, and each other document to be delivered pursuant hereto;

(E) A certificate (dated the date of the Closing) of each Borrower’s corporate secretary as to the incumbency and signatures of the officers of the Borrowers signing this Agreement, the Note, and each other document to be delivered pursuant hereto;

(F) A copy, certified as of the most recent date practicable by the Secretary of State of the state in which each Borrower is incorporated, of each Borrower’s certificate of incorporation, together with a certificate (dated the date of the Closing) of each Borrower’s corporate secretary to the effect that true and correct copies of the articles of incorporation and bylaws of each Borrower are attached thereto and that such articles of incorporation and bylaws have not been amended;

(G) Certificates, as of the most recent dates practicable, of the aforesaid Secretaries of State, the Secretary of State of each state in which each Borrower is qualified as a foreign corporation, and the department of revenue or taxation of each of the foregoing states, as to the good standing of each Borrower;

(H) A Compliance Certificate, dated the date of the Closing;

(I) Payment of the facility fee pursuant to Section 2.10 hereof;

(J) Due diligence review, satisfactory in Bank’s sole discretion, of the Borrowers’ business including, without limitation, regarding their assets, liabilities, third party agreements, insurance, organizational structure, Financial Statements, commodity, price risk and other hedge policies and programs;

(K) Evidence satisfactory to Bank, in its sole discretion, that each applicable Borrower noted on Exhibit “A” has Marketable Title to the respective Borrowing Base Oil and Gas Properties;

(L) Satisfactory third party review, in Bank’s sole discretion, regarding the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties and Gryphon Exploration’s Oil and Gas Properties;

(M) Evidence satisfactory to the Bank, in its sole discretion, that each Borrower has received all consents and/or waivers to grant the liens and security interests under the Security Instruments;

(N) Payment of the Bank’s attorneys’ fees upon receipt of a reasonably detailed invoice pursuant to Section 5.12 hereof;

(O) A legal opinion of outside counsel to the Borrowers in form and substance reasonably satisfactory to the Bank confirming the legal conclusions expressed in Borrowers’ representations set forth in Sections 4.01, 4.02, 4.03, 4.12, 4.21 and 4.22; and

(P) A fully executed Adoption Agreement among the Bank, Parent Borrower, and Cheniere-Gryphon.

3.02 Documents Required for Subsequent Disbursements. Borrowers and Bank agree that Borrowers will not pledge their Oil and Gas Properties as Borrowing Base Oil and Gas Properties as of Closing. At such time as Borrowers request the implementation of a Borrowing Base attributable to the Borrowing Base Oil and Gas Properties, each condition set forth in Section 3.01 with regard to Borrowing Base Oil and Gas Properties shall be satisfied by Borrowers. As of the time of funding any additional advances to Borrowers that have been approved by the Bank pursuant to Section 2.01 and are made in conjunction with the addition of Oil and Gas Properties owned by a Borrower to the Borrowing Base Oil and Gas Properties, such Borrower shall have duly delivered to the Bank: (i) the Security Instruments that are necessary or appropriate, in the reasonable opinion of the Bank, (ii) Transfer Order Letters applicable to the production of oil and gas from the such additional Borrowing Base Oil and Gas Properties (iii)

the results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against each Borrower in the Offices of the Secretaries of State of the State of Texas, the State of Delaware and each State in which any of the Borrowing Base Oil and Gas Properties are located or deemed to be located, and the counties and/or parishes in which each Borrower maintains its principal place of business and in which any of the Borrowing Base Oil and Gas Properties are located, such search to be as of a date no more than ten (10) Business Days prior to the date of such advance, and (iv) such other information or documentation that Bank may reasonably request.

3.03    General Conditions to all Disbursements.    At the time of the Closing and each subsequent disbursement:

(A) No Event of Default shall have occurred and be continuing, and no Unmatured Event of Default shall have occurred;

(B) The representations and warranties contained in Article IV of this Agreement shall be true and correct in all material respects as though such representations and warranties had been made on such date, except such as are expressly limited to a prior date, which shall have been true and correct in all material respects as of such prior date;

(C) If any portion of the Borrowing Base is attributable to the Borrowing Base Oil and Gas Properties, the Bank shall have been, and shall continue to be, satisfied, in its sole discretion, that the respective Borrower is the sole legal owner and holder of the Borrowing Base Receivables and holds Marketable Title to the Borrowing Base Oil and Gas Properties, and that such ownership includes record title to an undivided net revenue interest in the production from each such Borrowing Base Oil and Gas Property that is not less than, as well as an undivided working interest in each Borrowing Base Oil and Gas Property that is not greater than (unless there is a corresponding increase in the net revenue interest attributed to such party therein), the net revenue interest therein and the working interest therein, respectively, attributed to such Borrower on Exhibit “A,” subject to the limitations and qualifications on such exhibit (or attributed to such Borrower in any Security Instrument applicable to any Oil and Gas Property that is added to the Borrowing Base Oil and Gas Properties in connection with any subsequent funding after the Closing);

(D) No material adverse change shall have occurred in any Borrower’s financial condition since the date of the latest Financial Statements provided to the Bank; and

(E) All of the Security Instruments shall have remained in full force and effect.

3.04    Legal Matters.    At the time of the Closing and each subsequent disbursement, all legal matters incidental thereto shall be reasonably satisfactory to the Bank’s designated legal counsel.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement and to make the Loans hereunder, each Borrower represents and warrants to the Bank that:

4.01 Existence. Each Borrower is a corporation, duly organized, legally existing, and in good standing under the Laws of the State of Delaware; each Subsidiary of each Borrower is a corporation duly organized, validly existing, and in good standing under the Laws of its state of incorporation; each Borrower and each of its Subsidiaries have the lawful power to own their properties and to engage in the businesses they conduct, and each is duly qualified and in good standing as a foreign corporation in the jurisdictions wherein the nature of the business transacted by it or property owned by it makes such qualification necessary; the states in which each Borrower and each of its Subsidiaries are incorporated and qualified to do business are set forth in Schedule 4.01; the addresses of all places of business of each Borrower and each of its Subsidiaries are as set forth in Schedule 4.01; none of the Borrowers nor any of their Subsidiaries has changed its name, been the surviving corporation in a merger, acquired any business, or changed its principal executive office within five (5) years and one (1) month prior to the date hereof, except as disclosed on Schedule 4.01; none of the Borrowers has any Subsidiaries other than the Subsidiaries named in Schedule 4.01; and all of the authorized, issued and outstanding shares of capital stock of each Subsidiary is owned by the respective Borrower as set forth on Schedule 4.01. Each Borrower is qualified under applicable Minerals Management Service regulations to act as the operator of the Leases where required.

4.02 Due Authorization. Upon execution of the Loan Documents, the execution and delivery by the Borrowers of this Agreement and the borrowings hereunder; the execution and delivery by the Borrowers of the Note, the Security Instruments (if and when delivered hereunder), and the Transfer Order Letters (if and when delivered hereunder); and the repayment by the Borrowers of the Indebtedness evidenced by the Note and interest and fees provided in the Note and this Agreement are (a) within the corporate power of each Borrower; (b) have been duly authorized by all necessary corporate action, and (c) do not and will not (i) require the consent of any regulatory authority or governmental body, (ii) contravene or conflict with any provision of Law or of the articles or bylaws of each Borrower, (iii) contravene or conflict with any indenture, instrument or other agreement to which any Borrower is a party or by which its property may be presently bound or encumbered, or (iv) result in or require the creation or imposition of any mortgage, lien, pledge, security interest, charge or other encumbrance in, upon or of any of the properties or assets of any Borrower under any such indenture, instrument or other agreement, other than under any of the Security Instruments.

4.03 Valid and Binding Obligations. This Agreement, the Note, and the Security Instruments when duly executed and delivered, will be legal, valid and binding obligations of and enforceable against each Borrower, in accordance with their respective terms (subject to any applicable bankruptcy, insolvency or other Laws of general application affecting creditors’ rights, general equitable principles, whether considered in a proceeding in equity or at law, and judicial decisions interpreting any of the foregoing).

4.04 Scope and Accuracy of Financial Statements. All Financial Statements submitted and to be submitted to the Bank hereunder are and will be prepared in accordance with GAAP consistently applied, and do and will fairly reflect the financial condition and the results of the operations of the Borrowers in all material respects as of the dates and for the period stated therein (subject only to normal year-end audit adjustments with respect to such unaudited interim statements of the Borrowers) and no material adverse change has since occurred in the condition, financial or otherwise, of the Borrowers.

4.05 Gryphon Exploration Stock. As of the date of Closing, Cheniere-Gryphon owns all the issued and outstanding shares of the common stock of Gryphon Exploration (“Gryphon Exploration Stock”) and such ownership constitutes, on a fully converted basis, 9.3% of the issued and outstanding common stock of Gryphon Exploration. The Gryphon Exploration Stock is free of all liens, security interests and encumbrances. Cheniere-Gryphon’s percentage equity interest in Gryphon Exploration, on a fully converted basis, is not subject to reduction at any time below 4.0% of all the issued and outstanding common stock of Gryphon Exploration.

4.06 Owner of Borrowing Base Receivables and Title to Borrowing Base Oil and Gas Properties. The Borrowing Base Receivables are free of all liens, security interests and encumbrances. Each respective Borrower noted on the Periodic Borrowing Base Reduction Schedule and on Exhibit “A” is the sole legal owner of the Borrowing Base Receivables and the Borrowing Base Oil and Gas Properties, respectively. No default exists under the Partnership Agreement, the Contribution Agreement or the Purchase Agreement with regard to Borrowing Base Receivables and the payors under the Borrowing Base Receivables have no defenses, offsets or counterclaims against any Borrower and each such receivable is due and payable as set forth on Schedule 4.06 attached hereto. The respective Borrower has Marketable Title to the working and net revenue interests in the Borrowing Base Oil and Gas Properties as set forth on Exhibit “A”, free and clear of all mortgages, liens and encumbrances, except for Permitted Encumbrances and any other exceptions, limitations or qualifications expressly disclosed on Exhibit “A”.

4.07 Oil and Gas Leases. The Leases which constitute any part of the Borrowing Base Oil and Gas Properties are in full force and effect as to those portions within the Borrowing Base Oil and Gas Properties, are valid, subsisting leases as to those portions within the Borrowing Base Oil and Gas Properties to which they pertain and all rentals, royalties and other amounts due and payable in accordance with the terms of the Leases as to those portions within the Borrowing Base Oil and Gas Properties, overriding royalties, net profits or other production burdens have been duly paid or provided for; the obligations to be performed under the Leases as to those portions within the Borrowing Base Oil and Gas Properties have been duly performed; and none of the Borrowers is aware of any default by any third party under any of the Leases with respect to such third party’s obligations.

4.08 Interest in the Borrowing Base Oil and Gas Properties. Except as otherwise set forth on Exhibit “A” hereto, with respect to each of the Borrowing Base Oil and Gas Properties the ownership of the respective Borrower in such property will, with respect to the wells, units and/or tracts of land described in Exhibit “A” hereto in connection with such property, (i) entitle such Borrower to receive (subject to the terms and provisions of this Agreement) a Net Revenue Interest decimal share of the oil and gas produced from, or allocated to, such wells, units and/or tracts equal to not less than the NRI decimal share set forth in Exhibit “A” in connection with such wells, units and/or tracts, and (ii) cause such Borrower to be obligated to bear a Working Interest decimal share of the cost of exploration, development and operation of such wells, units and/or tracts of land not greater than the W.I. decimal share set forth in Exhibit “A” in connection with such wells, units and/or tracts, unless any increase in such Borrower’s share of costs is accompanied by a pro-rata increase in such Borrower’s share of revenue. Except as set forth in the instrument and agreements, if any, more particularly described in Exhibit “A” hereto, all such shares of production which such Borrower is entitled to receive, and shares of expenses which such Borrower is obligated to bear, are not subject to change, except for changes attributable to future elections by such Borrower not to participate in operations proposed pursuant to customary forms of applicable joint operating agreements, and except for changes attributable to changes in participating areas under any federal units wherein participating areas may be formed, enlarged or contracted in accordance with the rules and regulations of the applicable governmental authority.

4.09 Oil and Gas Contracts. The respective Borrower owning the Borrowing Base Oil and Gas Properties is not obligated, by virtue of any prepayment under any contract providing for the sale by such Borrower of hydrocarbons which contains a “take-or-pay” clause or under any similar prepayment agreement or arrangement, including, without limitation, “gas balancing agreements”, to deliver a material amount of hydrocarbons produced from the Borrowing Base Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor (i.e., in the case of oil, not in excess of sixty (60) days, and in the case of gas, not in excess of ninety (90) days). The Borrowing Base Oil and Gas Properties are not subject to any contractual, or other arrangement for the sale of crude oil which cannot be canceled on ninety (90) days’ (or less) notice, unless the price provided for therein is equal to or greater than the prevailing market price in the vicinity. The Borrowing Base Oil and Gas Properties are not subject to any gas sales contract that contains any material terms which are not customary in the industry within the region in which the Borrowing Base Oil and Gas Properties affected thereby are located. The Borrowing Base Oil and Gas Properties are not subject to any regulatory refund obligation and no facts exist which might cause the same to be imposed.

4.10 Producing Wells. All producing wells located on the Borrowing Base Oil and Gas Properties have been, during all times that such were under the direction or control of the Borrower owning or operating such Borrowing Base Oil and Gas Properties and, to the knowledge of such Borrower, at all other times, drilled, operated and produced in conformity with all applicable Laws, rules, regulations and orders of all regulatory authorities having jurisdiction, are subject to no penalties on account of past production, and are bottomed under and are producing from, and the well bores are wholly within, the Borrowing Base Oil and Gas Properties, or on Oil and Gas Properties which have been pooled, unitized or communitized with the Borrowing Base Oil and Gas Properties.

4.11 Purchasers of Production. The persons who are purchasing the Borrowers’ interests in oil and gas produced from the Borrowing Base Oil and Gas Properties as of the date of Closing are identified on Schedule 4.11 attached hereto.

4.12 Authorizations and Consents. No authorization, consent, approval, exemption, franchise, permit or license of, or filing with, any governmental or public authority or any third party is required to authorize, or is otherwise required in connection with the valid execution and delivery by the Borrowers of this Agreement, the Note, and the Security Instruments, or any other instrument contemplated hereby, the repayment by the Borrowers of advances against the Note and interest and fees provided in the Note and this Agreement, or the performance by the Borrowers their its obligations under any of the foregoing.

4.13 Environmental Laws. Each Borrower (a) is and has in the past been in compliance with all Environmental Laws and all permits, requests and notifications relating to health, safety or the environment applicable to each Borrower or any of its properties, assets, operations and businesses; (b) has obtained and adhered to and currently possesses all necessary permits and other approvals, including interim status under the Federal Resource Conservation and Recovery Act, necessary to store, dispose of and otherwise handle Hazardous Substances and to operate its properties, assets and businesses; (c) has reported, to the extent required by all federal, state and local statutes, Laws, ordinances, regulations, rules, permits, judgments, orders and decrees, all past and present sites owned and/or operated by such Borrower where any Hazardous Substance has been released, treated, stored or disposed of and (d) has not used, stored, or released any Hazardous Substance in excess of amounts allowed by Environmental Law. There is (x) no location on any property currently or previously owned or operated by any Borrower where Hazardous Substances are known to have entered or are likely to enter into the soil or groundwater or such property, other than immaterial releases of oil or natural gas in the ordinary course of business none of which releases (i) either individually, or in the aggregate, has had or may be expected to have material adverse effect on any Borrower’s business or (ii) has violated or may be expected to violate any Environmental Laws, and (y) no on-site or off-site location to which any Borrower has released or transported Hazardous Substances or arranged for the transportation or disposal of Hazardous Substances, which is or is likely to be the subject of any federal, state, local or foreign enforcement action or any investigation which could lead to any material claims against any such entity for any clean-up cost, remedial work, damage to natural resources, common law or legal liability, including, but not limited to, claims under Comprehensive Environmental Response, Compensation, and Liability Act. For the purposes of this Section, references to any “Borrower” shall include all predecessors, successors-in-interest of such Borrower; provided, that with respect to such Borrower’s properties or assets, the foregoing representations as to predecessors and successors-in-interest are limited to the knowledge of the Borrowers.

4.14 Compliance with Laws, Rules, Regulations and Orders. Except to the extent that the failure to comply would not materially interfere with the conduct of the business of each Borrower or any Subsidiary, any Borrower and its Subsidiaries have each complied with all applicable Laws with respect to: (1) the conduct of its business; and (2) the use, maintenance, and operation of each Borrowing Base Oil and Gas Properties and personal properties owned or leased by it in the conduct of its business, the Parent Borrower and its Subsidiaries possess all licenses, approvals, registrations, permits and other authorizations necessary to enable it to carry on its business in all material respects as now conducted, and all such licenses, approvals, registrations, permits and other authorizations are in full force and effect; and none of the Borrowers has reason to believe that any Borrower or any of its Subsidiaries will be unable to obtain the renewal of any such licenses, approvals, registrations, permits and other authorizations.

4.15 Liabilities, Litigation and Restrictions. Except as described in Schedule 4.15, (i) none of the Borrowers nor their Subsidiaries have any liabilities, direct or contingent, (ii) no litigation or other action of any nature is pending before any court, governmental instrumentality, regulatory authority or arbitral body or, to the actual knowledge of any Borrower threatened against or affecting any Borrower or its Subsidiaries which might reasonably be expected to result in any material, adverse change in any Borrower or its Subsidiaries, or the business or assets of either and (iii) to the best of any Borrower’s knowledge, no unduly burdensome restriction, restraint or hazard exists by contract or Law that would materially and adversely affect any Borrower or the pursuit of the business activities conducted by any Borrower.

4.16 Existing Indebtedness. All existing Indebtedness of the Parent Borrower and any Subsidiary is described in Schedule 4.16; none of the Borrowers nor any of their Subsidiaries is in default with respect to any of its existing Indebtedness; and the first item of existing Indebtedness described on Schedule 4.16 shall be paid in full contemporaneously with Closing.

4.17 Material Commitments. Except as described in Schedule 4.17 hereto, (a) none of the Borrowers nor any of their Subsidiaries has any material leases (other than oil and gas leases), contracts or commitments of any kind (including, without limitation, employment agreements; collective bargaining agreements; powers of attorney; distribution arrangements; patent license agreements; contracts for future purchase or delivery of goods or rendering of services; bonuses, pension and retirement plans; or accrued vacation pay, insurance and welfare agreements); (b) to the best of each Borrower’s knowledge, all parties to all such material leases, contracts, and other commitments to which each Borrower or any Subsidiary is a party have complied with the provisions of such leases, contracts, and other commitments; and (c) to the best of each Borrower’s knowledge, no party is in default under any thereof and no event has occurred that but for the giving of notice or the passage of time, or both, would constitute a default;

4.18 Margin Stock. None of the Borrowers is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. None of the Borrowers nor any Person acting on its behalf has taken any action that might cause the transactions contemplated by this Agreement or the Note to violate Regulations T, U, or X or to violate the Securities Exchange Act of 1934, as amended.

4.19 Proper Filing of Tax Returns and Payment of Taxes Due. Each Borrower has filed all federal, state, and local tax returns and other reports required by any applicable Laws to have been filed prior to the date hereof, has paid or caused to be paid all taxes, assessments, and other governmental charges that are due and payable prior to the date hereof, and has made adequate provision for the payment of such taxes, assessments, or other charges accruing but not yet payable; none of the Borrowers has knowledge of any material deficiency or additional assessment in connection with any taxes, assessments, or charges not provided for on its books.

4.20 ERISA. Each Borrower is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any plan; no notice of intent to terminate a plan has been filed, nor has any plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate a plan, nor has the PBGC instituted any such proceedings; none of the Borrowers nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multi-Employer Plan; each Borrower and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its plans and the present value of all vested benefits under each plan exceeds the fair market value of all plan assets allocable to such benefits, as determined on the most recent valuation date of the plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of such Borrower or any ERISA Affiliate to the PBGC or the plan under Title IV of ERISA; and none of the Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

4.21 Investment Company Act Compliance. None of the Borrowers nor any of their Subsidiaries is directly or indirectly controlled by, or acting on behalf of, any, Person which is an “Investment Company,” within the meaning of the Investment Company Act of 1940, as amended.

4.22 Public Utility Holding Company Act Compliance. None of the Borrowers is a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.23 Insurance. Each Borrower maintains insurance with respect to the properties and business of such Borrower providing coverage for such liabilities, casualties, risks and contingencies and in such amounts as is customary in the industry. The insurance coverage reflected on the Certificate of Insurance attached hereto as Schedule 4.23 is in full force and effect, and all premiums due thereon have been paid.

4.24 Material Misstatements and Omissions. No representation or warranty by or with respect to any Borrower or any Subsidiary contained herein or in any certificate or other document furnished by any Borrower or any Subsidiary pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

ARTICLE V.

AFFIRMATIVE COVENANTS

Borrowers covenant so long as any Indebtedness of any Borrower to the Bank remains unpaid under this Agreement, or any Obligations of any Borrower to the Bank remain unsatisfied, or the Bank remains obligated to make advances hereunder, to:

5.01    Use of Funds.    Use the proceeds advanced under the Loan to fund Borrowers’ (i) acquisition of Oil and Gas Properties, (ii) payment of fees and expenses in connection with the Loans, (iii) working capital, (iv) payment in full of the first item of existing Indebtedness listed on Schedule 4.16, and (v) other general corporate purposes.

5.02    Maintenance and Access to Records.    Keep adequate records in accordance with good accounting practices, of all of the transactions of the Borrowers so that at any time, and from time to time, such records present fairly the financial condition of each Borrower which may be readily determined and, at the Bank’s reasonable request, make all financial records and records relating to the Borrowing Base Properties available for the Bank’s inspection and permit the Bank to make and take away copies thereof.

5.03    Quarterly Unaudited Financial Statements.    Deliver to the Bank, on or before the forty-fifth (45th) day after the end of each calendar quarter, consolidated unaudited Financial Statements of the Parent Borrower, as at the end of such period and from the beginning of such fiscal year to the end of the respective period, as applicable, which Financial Statements shall be certified by the President or Chief Financial Officer of the Parent Borrower, as being true and correct, subject to changes resulting from year-end audit adjustments. Each Financial Statement deliverable hereunder shall include an accounts payable aging schedule and specific information regarding all contingent liabilities of any Borrower.

5.04    Annual Audited Financial Statements.    Deliver to the Bank, on or before the ninetieth (90th) day after the close of each fiscal year of the Parent Borrower a copy of consolidated annual, audited Financial Statements of the Parent Borrower, together with the report and opinion thereon of Mann, Frankfort, Stein & Lipp CPAs, LLP or such other firm of independent certified public accountants acceptable to the Bank at its discretion. Each Financial Statement deliverable hereunder shall include an accounts payable aging schedule and specific information regarding all contingent liabilities of any Borrower.

5.05    Compliance Certificate.    At the time of Closing, and at the time of delivery of the certified but unaudited Financial Statements pursuant to Section 5.03 above, at the time of the delivery of the annual audited Financial Statements pursuant to Section 5.04 above, and any other time requested by the Bank, deliver to the Bank a Compliance Certificate executed by the Parent Borrower on behalf of itself and the other Borrowers. Each Compliance Certificate shall be accompanied with a schedule which details the calculation of the Borrowing Base Receivables.

5.06    Statement of Material Adverse Change in Condition.    Deliver to the Bank, promptly upon any officer of any Borrower having knowledge of any material adverse change in the condition, financial or otherwise, of such Borrower (or any event or circumstance that would result in any such material adverse change in condition), a statement of the President, Chief Financial Officer, or the Treasurer of such Borrower, setting forth the change in condition or event or circumstance likely to result in any such change and the steps being taken by such Borrower with respect to such change in condition or event or circumstance.

5.07 Title Defects. Cure any title defects to the Borrowing Base Oil and Gas Properties material in value, in the sole opinion of the Bank, and, in the event any title defects are not cured in a timely manner, pay all related costs and fees incurred by the Bank to do so.

5.08 Additional Information. Furnish to the Bank all information filed with the SEC by any Borrower and all information routinely provided by any Borrower to its shareholders, generally. Furnish to the Bank, promptly upon the Bank’s reasonable request, such additional financial or other information concerning the assets, liabilities, operations, and transactions of any Borrower, including, without limitation, information concerning title to any of the Borrowing Base Oil and Gas Properties and any matters relating to the Borrowing Base Receivables.

5.09 Compliance with Laws and Payment of Assessments and Charges. Materially comply with all applicable statutes and government regulations, including, without limitation, ERISA, and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien other than a Permitted Encumbrance against its property, except any of the foregoing being contested in good faith and as to which accruals satisfactory to the Bank, in its reasonable discretion, have been provided.

5.10 Maintenance of Existence and Good Standing. Maintain each Borrower’s corporate existence and good standing in the jurisdiction of its organization, and maintain each Borrower’s qualification and good standing in all other jurisdictions wherein the property now owned or hereafter acquired or business now or hereafter conducted by such Borrower necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a material adverse effect on such Borrower.

5.11 Further Assurances. Promptly cure any defects in the execution and delivery of this Agreement, the Note, the Security Instruments, the Transfer Order Letters, or any other instrument referred to herein or executed in connection with the Note, and upon the reasonable request of the Bank, promptly execute and deliver to the Bank all such other and further instruments as may be reasonably required or desired by the Bank from time to time in compliance with the covenants and agreements made in this Agreement.

5.12 Initial Expenses of the Bank. Pay prior to or at Closing all documented reasonable fees and expenses of Porter & Hedges, L.L.P., the special legal counsel for the Bank incurred directly and solely in connection with the preparation of this Agreement, the Note, the Security Instruments, the Transfer Order Letters, and any other instrument referred to herein or executed directly and solely in connection with the Note, the satisfaction of the conditions precedent set forth in Article III of this Agreement and the consummation of the transactions contemplated in this Agreement.

5.13 Subsequent Expenses of the Bank. Upon request, promptly reimburse the Bank for all documented amounts reasonably expended, advanced or incurred by the Bank to collect the Note or to enforce the rights of the Bank under this Agreement, the Note, the Security Instruments, the Transfer Order Letters, or any other instrument referred to herein or executed in connection with the Note, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrowers by the Bank and which amounts will include, but not be limited to, (a) all court costs, (b) reasonable attorneys’ fees, (c) fees of auditors and accountants, (d) investigation expenses, (e) internal fees of the Bank’s in-house legal counsel, (f) fees and expenses incurred in connection with the Bank’s participation as a member of the creditors committee in a case commenced under Title 11 of the United States Code or other similar Law of the United States, the State of Texas or any other jurisdiction, (g) fees and expenses incurred in connection with lifting the automatic stay prescribed in §§362 Title 11 of the United States Code, and (h) fees and expenses incurred in connection with any action pursuant to §§1129 Title 11 of the United States Code, reasonably incurred by the Bank in connection with the collection of any sums due under this Agreement, together with interest at the Floating Rate per annum, calculated on a basis of a year of three hundred sixty (360) days on each such amount from the date of notification to the Borrowers that the same was expended, advanced or incurred by the Bank until, but not including, the date it is repaid to the Bank, with the obligations under this Section 5.13, surviving the non-assumption of this Agreement in a case commenced under Title 11 of the United States Code or other similar Law of the United States, the State of Texas or any other jurisdiction and being binding upon each Borrower or a trustee, receiver or liquidator of any such party appointed in any such case.

5.14 Maintenance of Tangible Property. Maintain all of its tangible property, including, without limitation, those relating to the Borrowing Base Oil and Gas Properties in good repair and condition and make all necessary replacements thereof and operate such property in a good and workmanlike manner in accordance with standard industry practices, unless the failure to do so would not have a material adverse effect on any Borrower or the value of any such tangible property.

5.15 Maintenance of Insurance. Continue to maintain, or cause to be maintained, insurance with respect to the properties and business of each Borrower against such liabilities, casualties, risks and contingencies and in such amounts as is customary in the industry and furnish to the Bank annually after the execution of this Agreement certificates evidencing such insurance.

5.16 Inspection of Tangible Assets/Right of Audit. Permit any authorized representative of the Bank to visit and inspect (at the risk of the Bank and/or such representative) any tangible asset of any Borrower, and/or to audit the books and records of any Borrower during normal business hours, at the expense of the Bank and during normal business hours following reasonable advance notice.

5.17 Payment of Note and Performance of Obligations. Pay the Note according to the reading, tenor and effect thereof, as modified hereby, and do and perform every act and discharge all of the Obligations provided to be performed and discharged hereunder.

5.18 Borrowing Base. Maintain a Borrowing Base such that the aggregate amount of the Borrowers’ outstanding Revolving Loan plus the Letters of Credit Exposure will not, at any time, exceed the Borrowing Base.

5.19 Compliance with Environmental Laws. Comply in all material respects with any and all requirements of Law, including, without limitation, Environmental Laws, (a) applicable to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Borrowing Base Oil and Gas Properties or any other property of any Borrower, or (b) applicable to the performance or conduct of is operations, including, without limitation, all permits, licenses, registrations, approvals and authorizations, and, in this regard, comply fully and in a timely manner with, and cause all employees, crew members, agents, contractors and subcontractors (pursuant to appropriate contractual provisions) and future lessees (pursuant to appropriate lease provisions) of each Borrower while such Persons are acting within the scope of their relationship with each Borrower, to so comply with, all applicable requirements of Law, including, without limitation, applicable Environmental Laws, and other applicable requirements with respect to the property of each Borrower, as applicable, and the operation thereof necessary or appropriate to enable each Borrower, as applicable, to fulfill its obligations under all applicable requirements of Law, including, without limitation, Environmental Laws, applicable to the use, generation, handling, storage, treatment, transport and disposal of any Hazardous Substances now or hereafter located or present on or under any such property.

5.20 Hazardous Substances Indemnification. Indemnify and hold the Bank harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial actions, requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, without limitation, attorneys’ fees and expenses), arising directly or indirectly, in whole or in part, out of (a) the presence of any Hazardous Substances on, under or from its property, whether prior to or during the term hereof, or (b) any activity carried on or undertaken on or off its property, whether prior to or during the term hereof, and whether by any Borrower, or any predecessor in title or any employees, agents, contractors or subcontractors of any Borrower, or any predecessor in title, or any third Persons at any time occupying or present on such property, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transportation or disposal of any Hazardous Substances at any time located or present on or under such property; with the foregoing indemnity further applying to any residual contamination on or under the property of any Borrower, or any property of any other Person, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transportation or disposal of any Hazardous Substances, irrespective of whether any of such activities were or will be undertaken in accordance with applicable requirements of Law, including, without limitation, Environmental Laws, and surviving satisfaction of all Indebtedness of each Borrower to the Bank and the termination of this Agreement, unless all such Indebtedness has been satisfied wholly in cash from the Borrowers and not by way of realization against any property or the conveyance of any property of the Borrowers in lieu thereof, provided that the claims and other actions of any kind against the Bank which give rise to such indemnity are not barred by the applicable statute of limitations at the time such claims or actions are instituted and such indemnity shall not extend to any act or omission by the Bank with respect to the relevant property subsequent to the Bank becoming the owner of, taking possession of to the exclusion of any Borrower or assuming operations of any property previously owned by such Borrower and with respect to which property such claim, loss, damage, liability, fine, penalty, charge, proceeding, order, judgment, action or requirement arises subsequent to the acquisition of title thereto, taking possession thereof or assumption of operations thereon by the Bank.

5.21    Properties Not Operated by the Borrowers.    With regard to all of the Borrowers’ covenants in this Article V that relate to Oil and Gas Properties, if any, for which the respective Borrower is not the operator, to the extent that the performance of such covenants can only be carried out through the operator, such Borrower shall exercise reasonable diligence under the terms of the applicable operating agreements to cause the operators to satisfy such covenants.

5.22    Transactions with Affiliates.    Conduct all transactions with any Affiliate of any Borrower which obligate the Borrower to make disbursements or payments on an arm’s-length basis (provided that such transactions are otherwise permitted by the terms of this Agreement).

5.23    Leases.    Keep and continue all Leases comprising the Borrowing Base Oil and Gas Properties and related contracts and agreements relating thereto in full force and effect in accordance with the terms thereof and not permit the same to lapse or otherwise become impaired for failure to comply with the obligations thereof, whether express or implied; provided, however, that this provision shall not prevent a Borrower from abandoning and releasing any such Leases upon their termination as the result of the failure of production in paying quantities that did not result from such Borrower’s failure to maintain such production as a reasonably prudent operator.

5.24    Operation of Borrowing Base Oil and Gas Properties.    Operate or, to the extent that the right of operation is vested in others, exercise all reasonable efforts to require the operator to operate the Borrowing Base Oil and Gas Properties and all wells drilled thereon and that may hereafter be drilled thereon, continuously and in a good and workmanlike manner as a prudent operator, and in accordance with all Laws of the State in which the Borrowing Base Oil and Gas Properties are situated and the United States of America, as well as all rules, regulations, and Laws of any governmental agency having jurisdiction to regulate the manner in which the operation of the Borrowing Base Oil and Gas Properties shall be carried on, and comply with all terms and conditions of the Leases it now holds, and any assignment or contract obligating a Borrower in any way with respect to the Borrowing Base Oil and Gas Properties; but nothing herein shall be construed to empower any Borrower to bind the Bank to any contract obligation, or render the Bank in any way responsible or liable for bills or obligations incurred by any Borrower.

5.25    Assignments.    Upon request of the Bank, execute and deliver written notices of assignments to any persons, corporations or other entities owing or which may in the future owe to any Borrower monies or accounts arising in connection with any of the following matters: (a) the Borrowing Base Receivables, (b) any oil, gas or mineral production from the Borrowing Base Oil and Gas Properties; (c) any gas contracts, processing contracts or other contracts relating to the Borrowing Base Oil and Gas Properties; or (d) the operation of or production from any part of the Borrowing Base Oil and Gas Properties.

5.26    Change of Purchasers of Production.    On or before each anniversary of the Closing, and at any other time that the Bank may so request in writing, the Parent Borrower shall notify the Bank in writing of the identity and address of each then-current purchaser of production from the Borrowing Base Oil and Gas Properties and, if requested by the Bank, shall provide the Bank with Transfer Order Letters executed by the respective Borrower and addressed to such purchasers of production.

5.27 Payment of Taxes, Etc. Each Borrower will, and will cause its Subsidiaries to, pay or cause to be paid when due, all taxes, assessments, and charges or levies imposed upon it or on any of its property or which it is required to withhold and pay, except where contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside on its books, provided, however, that each Borrower and its Subsidiaries shall each pay or cause to be paid all such taxes, assessments, charges, or levies forthwith whenever foreclosure on any lien that may have attached (or security therefor) appears imminent.

5.28 Notice of Litigation. Each Borrower will, and will cause its Subsidiaries to, give immediate notice to the Bank of: (1) any litigation or proceeding in which it is a party if an adverse decision therein would require it to pay more than $100,000 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and (2) the institution of any other suit or proceeding involving such Borrower that might materially and adversely affect its operations, financial condition, property, or business prospects.

5.29 Notice of Events of Default. Each Borrower will, and will cause its Subsidiaries to, notify the Bank immediately if it becomes aware of the occurrence of any Event of Default or of any fact, condition, or event that only with the giving of notice or passage of time or both, would become an Event of Default or if it becomes aware of any material adverse change in the business prospects, financial condition (including, without limitation, proceedings in bankruptcy, insolvency, reorganization, or the appointment of a receiver or trustee), or results of operations of any Borrower or any Subsidiary, or of the failure of any Borrower to observe any of its undertakings hereunder or under the Security Instruments.

5.30 Notice of Change of Principal Offices. Each Borrower will, and will cause its Subsidiaries to, notify the Bank thirty (30) days in advance of any change in the location of their principal offices.

5.31 Employee Benefit Plans. Fund its Plan(s) in accordance with no less than the minimum funding standards of 29 U.S.C.A. §§ 1082 (Section 302 of ERISA); furnish the Bank, promptly after the filing or receiving of the same, with copies of any reports or other statements filed with, or notices or other communications received from, the United States Department of Labor, the PBGC, or the Internal Revenue Service with respect to any such Plan; promptly advise the Bank of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan and the action such Borrower proposes to take with respect thereto; and promptly advise the Bank when any Borrower knows or has reason to believe that the PBGC or such Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any such Plan and the action such Borrower proposes to take with respect thereto.

5.32 Production Reports. Upon ten (10) days notice of a request by the Bank, the Parent Borrower shall prepare and submit to the Bank a report of each Borrower’s oil and gas production during such month, on a field-by-field basis, including all material details regarding the sale or other disposition of such production, in a form reasonably acceptable to the Bank.

5.33 Operating Accounts. Maintain the Parent Borrower’s primary operating accounts with the Bank.

5.34 P&A Expenses. Develop and implement a plan reasonably satisfactory to the Bank for managing each Borrower’s expenses associated with well and platform plugging and abandonment expenses relating to the Borrowing Base Oil and Gas Properties.

5.35 Payment of Obligations. Promptly pay (or renew and extend) all of its Indebtedness, as it becomes due (a) unless such Indebtedness is contested in good faith by appropriate proceedings or (b) except to the extent such Indebtedness, even if not paid when due, would constitute Permitted Indebtedness.

5.36 Partnership Agreement, Contribution Agreement and Purchase Agreement Defaults. Each applicable Borrower will, and will cause each of its Subsidiaries to, comply with the terms of the Partnership Agreement, the Contribution Agreement and the Purchase Agreement. Parent Borrower shall promptly notify Bank of (a) any material default by any party to the Partnership Agreement, the Contribution Agreement or the Purchase Agreement, and (b) the failure by Contango Sundance, Inc. or Freeport LNG Investments to make the Borrowing Base Receivables payments under the Partnership Agreement, Contribution Agreement or the Purchase Agreement. In any event Parent Borrower shall give such notice within ten (10) days of any Borrower receiving any information relating to such a default or failure to pay.

5.37 Gryphon Exploration Reserve Reports. Promptly deliver to Bank a copy of each reserve report prepared on behalf of Gryphon Exploration covering its Oil and Gas Properties as soon as such reserve report becomes available to any Borrower.

5.38 Reimbursement of Expenses. In addition to other fees payable or expenses reimbursable by Borrowers hereunder, Borrowers shall reimburse the Bank for any reasonable out-of-pocket expenses, including attorneys’ fees, paid or incurred by Bank in connection with the preparation, negotiation, execution, delivery, review, filing, amendment, modification and administration of the Loan Documents.

ARTICLE VI.

NEGATIVE COVENANTS

Without the prior written consent of the Bank and so long as any part of the principal or interest on the Note shall remain unpaid or the Bank remains obligated to make advances hereunder, Borrowers covenant that they will not:

6.01 Other Indebtedness. Incur, create, assume or suffer to exist any Indebtedness, whether by way of loan or the issuance or sale of securities except Permitted Indebtedness.

6.02 Loans or Advances. Make or agree to make or allow to remain outstanding any loans or advances to any Person, except for loans or advances that do not exceed $100,000 in the aggregate, and except advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business.

6.03 Mortgages or Pledges of Assets. Create, incur, assume or permit to exist, any mortgage, pledge, security interest, lien or encumbrance on any of its properties or assets (now owned or hereafter acquired), except for Permitted Encumbrances.

6.04 Sales of Assets. Except for Permitted Asset Sales, sell, lease, assign, transfer or otherwise dispose of, in one or any series of related transactions, all or any portion of its Oil and Gas Properties or other material assets, whether now owned or hereafter acquired, including transfers to Subsidiaries, nor enter into any arrangement, directly or indirectly, with any Person to sell and rent or lease back as lessee such property or any part thereof which is intended to be used for substantially the same purpose or purposes as the property sold or transferred.

6.05 Dividends. Declare or pay any distribution on, or purchase, redeem or otherwise acquire for value, any capital stock in any Borrower.

6.06 Payment of Accounts Payable. Allow any account payable to remain unpaid more than sixty (60) days after due date, except accounts payable (i) which are being contested in good faith and as to which adequate provision or accrual has been made in accordance with GAAP, (ii) which are the subject of usual and customary review and evaluation and (iii) which, without duplication, in the aggregate (including with regard to any account payable relating to legal fees owed by any Borrower (other than hereunder)) do not exceed $500,000 at any one time.

6.07 Cancellation of Insurance. Allow any insurance policy required to be carried hereunder to be terminated or lapse or expire without provision for adequate renewal thereof.

6.08 Investments. Except for those Investments described on Schedule 6.08 attached hereto, make Investments in or purchase or otherwise acquire all or substantially all of the assets of any Person, or any shares of stock of, or similar interest in, any other Person, if the result of such action would impair the ability of any Borrower to perform any of its Obligations pursuant to this Agreement, including, without limitation, the obligation to repay the Indebtedness evidenced by the Note, except that the Borrowers may invest in instruments that are investment grade.

6.09 Changes in Structure or Business. Consolidate or merge with or purchase (for cash or securities) all or a substantial part of the assets or capital stock of any corporation, firm, association or enterprise, or allow any such entity to be merged into any Borrower, or change the basic business operations of any Borrower.

6.10 Limitation on Leases. Incur or otherwise become obligated to make payments on operating and capital leases not incurred in the ordinary course of business.

6.11 Pooling or Unitization. Voluntarily pool or unitize all or any part of the Borrowing Base Oil and Gas Properties if such pooling or unitization would not be done by a prudent operator or would result in the diminution of any Borrower’s net revenue interest in production from the pooled or unitized lands that is greater than the proportionate reduction that would result from allocating the pooled or unitized production from the pool or unit to each tract included therein on a surface acreage basis, without the Bank’s prior consent, which will not be unreasonably withheld. Any unitization, pooling or communitization or other action or instrument in violation of this Section 6.11 shall be of no force or effect against the Bank.

6.12    Hedge Agreements.    Except for Permitted Hedge Agreements, enter into or become obligated under any contract for sale for future delivery of Hydrocarbons other than normal production contracts entered into in any Borrower’s normal course of business (whether or not the subject Hydrocarbons are to be delivered), forward contract, Hedging Agreement, futures contract or any other similar agreement, without the prior written consent of the Bank, acting in its sole discretion.

6.13    Capital Stock of Borrowers.    Except for the issuance of any Borrower’s capital stock which does not result in a Change of Control, none of the Borrowers nor any of their Subsidiaries will permit any transfer, sale, redemption, retirement, or other change in the ownership of the outstanding capital stock of any Borrower or any Subsidiary, without the prior written consent of the Bank, acting in its sole discretion.

6.14    Margin Stock.    None of the Borrowers nor any of their Subsidiaries will directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

6.15    Minimum Consolidated Tangible Net Worth.    Permit its Consolidated Tangible Net Worth to be less than $18,500,000 beginning with the date of Closing, plus (a) 50% of the consolidated net income (excluding losses) of Borrower, beginning with the quarter ending June 30, 2003 and (b) 100% of any increase in shareholder’s equity resulting from the sale or issuance of any equity interests of Parent Borrower or any of its Subsidiaries, beginning with the quarter ending June 30, 2003.

6.16    Current Ratio.    Permit as of the end of any fiscal quarter its Current Ratio to be less than 1.0 to 1.00, beginning with the quarter ending June 30, 2003.

ARTICLE VII.

EVENTS OF DEFAULT

7.01    Enumeration of Events of Default.    Any of the following events shall be considered an Event of Default as that term is used herein:

(a) Default shall be made by any Borrower in the payment of any installment of principal or interest (including, without limitation, any mandatory prepayment payable pursuant to Section 2.06 of this Agreement) on the Note or any other monetary obligation payable hereunder when due, including, without limitation, any fee due to the Bank hereunder;

(b) Default shall be made by any Borrower in the due observance or performance of any affirmative covenant required in this Agreement, the Note or the Security Instruments and such default continues for more than thirty (30) days after the earlier of: (i) any Borrower having knowledge thereof, or (ii) any Borrower receiving written notice thereof from the Bank, provided that, such thirty (30) day grace period shall not apply to a default under Section 5.36;

(c) Default shall be made by any Borrower in the due observance or performance of any negative covenant required in this Agreement, the Note or the Security Instruments and such default continues for more than five (5) days after the earlier of: (i) any Borrower having knowledge thereof, or (ii) any Borrower receiving written notice thereof from the Bank, provided that, such five (5) day grace period shall not apply to a default under Sections 6.04, 6.06, 6.07, 6.15, or 6.16;

(d) Any representation or warranty herein made by any Borrower proves to have been untrue in any material respect, or any representation, statement (including Financial Statements), certificate or data furnished or made by any Borrower to the Bank in connection herewith proves to have been untrue in any respect material to any Borrower as of the date the facts therein set forth were stated or certified;

(e) Default shall be made by any Borrower (as principal or other surety) in payment or performance of any bond, debenture, note or other evidence of Indebtedness for borrowed money, or under any credit agreement, loan agreement, indenture, promissory note or similar agreement or instrument executed in connection with any of the foregoing in express of $50,000 in the aggregate; and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto, with the effect of accelerating the maturity of any such material Indebtedness;

(f) Any Borrower discontinues its usual business or applies for or consents to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, or (ii) files a voluntary petition commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief or other similar Law of the United States the State of Texas or any other jurisdiction, or (iii) makes a general assignment for the benefit of creditors, or (iv) is unable, or admits in writing its inability to pay its debts generally as they become due, or (v) files an answer admitting the material allegations of a petition filed against it in any case commenced under Title 11 of the United States Code or any reorganization, insolvency, conservatorship or similar proceeding under any bankruptcy, insolvency, debtor’s relief or other similar Law of the United States, the State of Texas or any other jurisdiction;

(g) An order, judgment or decree shall be entered against any Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief under Title 11 of the United States Code or under any bankruptcy, insolvency, debtor’s relief or other similar Law of the United States, the State of Texas or any other jurisdiction, approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian or liquidator of it or all or any substantial part of its assets, and the failure to have such order, judgment or decree dismissed within ten (10) days of its entry;

(h) Any Borrower has concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them; or has made or suffered a transfer of any of its property which may be fraudulent under any the Bankruptcy, fraudulent conveyance or similar Law; or has made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or has suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof;

(i) Any Loan Document ceases to be enforceable; or

(j) Any Liens under the Security Instruments ceases to be perfected or ceases to be a first priority Lien subject to only Permitted Encumbrances.

7.02    Rights Upon Unmatured Event of Default.    At any time that there exists an Unmatured Event of Default, any obligation of the Bank hereunder to issue Letters of Credit or make advances to or for the benefit of any Borrower shall be suspended unless and until the Bank shall reinstate the same in writing, the Unmatured Event of Default shall have been waived by the Bank or the relevant Unmatured Event of Default shall have been remedied prior to ripening into an Event of Default.

7.03    Rights Upon Default.    Upon the happening of an Event of Default specified in Sections 7.01(f) or (g), the entire aggregate principal amount of all Indebtedness then outstanding hereunder and the interest accrued thereon shall automatically become immediately due and payable, and upon the happening of any other Event of Default, the Bank may declare the entire aggregate principal amount of all Indebtedness then outstanding hereunder and the interest accrued thereon immediately due and payable. In either case, the entire principal and interest shall thereupon become immediately due and payable, without notice (including, without limitation, notice of intent to accelerate maturity or notice of acceleration of maturity) and without presentment, demand, protest, notice of protest or other notice of default or dishonor of any kind, except as provided to the contrary elsewhere herein, all of which are hereby expressly waived by each Borrower.

Upon the happening of any Event of Default, all obligations (if any) of the Bank hereunder, including specifically, but without limitation, any obligation to make Loans hereunder, shall immediately cease and terminate unless and until the Bank shall reinstate the same in writing.

7.04    Remedies.    After any acceleration, as provided for in Section 7.03, the Bank shall have, in addition to the rights and remedies given them by this Agreement and the Security Instruments, all those allowed by all applicable Laws, including, but without limitation, the Uniform Commercial Code as enacted in any jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, the Bank may immediately, without demand of performance and without other notice or demand whatsoever to the Borrowers, all of which are hereby expressly waived, and without advertisement, sell at public or private sale or otherwise realize upon, in Harris County, Texas, or in any other place where the Collateral may be located, or in such other place or places as the Bank may designate, the whole or, from time to time, any part of the Collateral, or any interest which the Borrowers may have therein. After deducting from the proceeds of sale or other disposition of the Collateral all expenses (including all reasonable expenses for legal services), the Bank shall apply such proceeds toward the satisfaction of the Obligations. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable Laws. Notice of any sale or other disposition shall be given to the Parent Borrower at least five (5) days before the time of any public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which each Borrower hereby agrees shall be reasonable notice of such sale or other disposition. Each Borrower agrees to assemble, or to cause to be assembled, at its own expense, documents evidencing its ownership of the Collateral and such other documents or items as the Bank may reasonably request at such place or places as the Bank shall designate. At any such sale or other disposition, the Bank may, to the extent permissible under applicable Laws, purchase the whole or any part of the Collateral, free from any right of redemption on the part of any Borrower, which right is hereby waived and released. Without limiting the generality of any of the rights and remedies conferred upon the Bank under this paragraph, the Bank may, to the full extent permitted by the applicable Laws:

(A) Enter upon the premises of any Borrower (and, to the extent necessary in the judgment of the Bank, exclude therefrom any Borrower or any Affiliate thereof) and take immediate possession of the Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction, using all necessary force to do so;

(B) At the Bank’s option, use, operate, manage, and control the Collateral in any lawful manner;

(C) Collect and receive all rents, income, revenue, earnings, issues, and profits therefrom; and

(D) Maintain, repair, renovate, alter, or remove the Collateral as the Bank may determine in their discretion.

7.05 Right of Set-off. Upon the occurrence of any Event of Default, the Bank may, and is hereby authorized by each Borrower, at any time and from time to time, to the fullest extent permitted by applicable Laws, without advance notice to any Borrower (any such notice being expressly waived by each Borrower), set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by the Bank to or for the credit or the account of each Borrower against any or all of the Obligations of each Borrower now or hereafter existing, whether or not such Obligations have matured and irrespective of whether the Bank may have exercised any other rights that they have or may have with respect to such Obligations, including, without limitation, any acceleration rights. The Bank agrees promptly to notify the Parent Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 7.05 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

ARTICLE VIII.

MISCELLANEOUS

8.01    Security Interests in Deposits and Right of Offset or the Banker’s Lien.    Each Borrower hereby transfers, assigns and pledges to the Bank and/or grants to the Bank a security interest (as security for the payment and/or performance of the Obligations of the Borrowers, with such interest of the Bank to be retransferred, reassigned and/or released by the Bank at the expense of the Borrowers upon payment in full and/or complete performance by the Borrowers of all such Obligations) and the right, exercisable at such time as any obligation hereunder shall mature, whether by acceleration of maturity or otherwise, of offset or banker’s lien against all funds or other property of any Borrower now or hereafter or from time to time on deposit with or in the possession of the Bank, including, without limitation, all certificates of deposit and other depository accounts.

8.02    Survival of Representations, Warranties and Covenants.    All representations and warranties of the Borrowers and all covenants and agreements herein made shall survive the execution and delivery of the Note and this Agreement and shall remain in force and effect so long as any debt is outstanding under the Note, or any renewal or extension of this Agreement or the Note, or the Bank remains obligated to make advances hereunder.

8.03    Notices and Other Communications.    Notices, requests and communications hereunder shall be in writing and shall be sufficient in all respects if delivered to the relevant address indicated below (including delivery by registered or certified United States mail, facsimile, telex, telegram or hand):

(A)	If to the
	Borrowers:	CHENIERE ENERGY, INC.
333 Clay Street, Suite 3400
Houston, TX 77002
Fax: (713) 659-5459
Attention: Don Turkleson

(B)	If to the
	Bank:	STERLING BANK
2550 North Loop West, Suite 100
Houston, Texas 77092
Fax: (713) 507-7948
Attention: Melissa Bauman

Notwithstanding anything to the contrary under this Agreement, any provision relating to any notices, requests and communications to be made by Bank to any Borrower shall only be required to be made to Parent Borrower, and Bank shall only be required to rely on notices, requests and communications from Parent Borrower on behalf of itself and the other Borrowers and not from any other Borrower. Any party may, by proper written notice hereunder to the other, change the individuals or addresses to which such notices to it shall thereafter be sent.

8.04	Parties in Interest. All covenants and agreements herein contained by or on behalf of each Borrower shall be binding upon the Borrowers and their successors and assigns and inure to the benefit of the Bank and its successors and assigns.

8.05	Renewals and Extensions. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each and all promissory notes hereafter executed which in whole or in part represent a renewal, extension, amendment, modification or rearrangement of any part of the Indebtedness originally represented by the Note.

8.06	No Waiver by the Bank. No course of dealing on the part of the Bank, its officers or employees, nor any failure or delay by the Bank with respect to exercising any of its rights, powers or privileges under this Agreement, the Note, the Security Instruments, or any other instrument referred to herein or executed in connection with the Note shall operate as a waiver thereof. The rights and remedies of the Bank under this Agreement, the Note, the Security Instruments, or any other instrument referred to herein or executed in connection with the Note shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

No advance of Loan proceeds hereunder shall constitute a waiver of any of the covenants or warranties of any Borrower contained herein or of any of the conditions to the Bank’s obligation to make further advances hereunder. In the event that any Borrower is unable to satisfy any such covenant, warranty or condition, no such advance of Loan proceeds shall have the effect of precluding the Bank from thereafter declaring such inability to be an Event of Default as hereinabove provided.

8.07	Waiver, Release, and Indemnification by the Borrowers. To the maximum extent permitted by applicable Laws, each Borrower:

(A) Waives (1) protest of all commercial paper at any time held by the Bank on which any Borrower is in any way liable; (2) except as the same may herein be specifically granted, notice of acceleration and intention to accelerate; and (3) notice and opportunity to be heard, after acceleration in the manner provided in Section 7.03, before exercise by the Bank of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with any Borrower, and, except where required hereby or by any applicable Laws, notice of any other action taken by the Bank;

(B) Releases the Bank and its officers, employees, directors, attorneys, and agents (collectively, the “Bank Parties”) from all claims for loss or damage caused by any act or omission on the part of any of them except willful misconduct or gross negligence; and

(C) Agrees to indemnify and hold the Bank Parties harmless from and against all claims, damages, liabilities and expenses, known or unknown, accrued and unaccrued, unless attributable to the Bank Parties’ own gross negligence or willful misconduct, that may now or hereafter be asserted against any of the Bank Parties in connection with or arising out of any investigation, litigation or proceeding directly or indirectly relating to or arising out of any of the transactions contemplated by this Agreement.

8.08 GOVERNING LAW. THIS AGREEMENT AND THE NOTE SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

8.09 JURISDICTION AND VENUE. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. THE BORROWERS AND THE BANK HEREBY SUBMIT TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND EACH HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE OTHER PARTY IN ACCORDANCE WITH THIS SECTION.

8.10 WAIVER OF RIGHTS TO JURY TRIAL. THE BORROWERS AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE BANK IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE BANK ENTERING INTO THIS AGREEMENT.

8.11 Incorporation of Exhibits and Schedules. The Exhibits and Schedules attached to this Agreement are incorporated herein for all purposes and shall be considered a part of this Agreement.

8.12 Survival Upon Unenforceability. In the event any one or more of the provisions contained in this Agreement, the Note, the Security Instruments, or in any other instrument referred to herein or executed in connection with the Note shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof or of any other instrument referred to herein or executed in connection herewith.

8.13 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Bank, the Borrowers and no other Person shall have standing to require satisfaction of such provisions in accordance with their terms or be entitled to assume that the Bank will refuse to make advances in the absence of strict compliance with any or all thereof and any or all of such provisions may be freely waived in whole or in part by the Bank at any time if in its sole discretion it deems it advisable to do so.

8.14 Amendments or Modifications. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

8.15 Agreement Construed as an Entirety. This Agreement, for convenience only, has been divided into Articles and Sections and it is understood that the rights, powers, privileges, duties and other legal relations of the parties hereto shall be determined from this Agreement as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to said Articles or Sections.

8.16 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural and likewise the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate, and specific enumeration shall not exclude the general, but shall be construed as cumulative.

8.17 AGREEMENT SUPERSEDES ALL PRIOR AGREEMENTS. THIS AGREEMENT, TOGETHER WITH THE NOTE, THE SECURITY INSTRUMENTS, AND ANY OTHER WRITTEN INSTRUMENTS EXECUTED PURSUANT TO THIS AGREEMENT REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

8.18 Controlling Provision Upon Conflict. In the event of a conflict between the provisions of this Agreement and those of the Note, the Security Instruments or any other instrument referred to herein or executed in connection with the Note, the provisions of this Agreement shall control; provided if any of the Security Instruments contain any representations, warranties, or covenants of any Borrower that are in addition to or are more restrictive on any Borrower than those set forth in this Agreement, such additional or more restrictive representations, warranties, and covenants shall control.

8.19 Time, Place and Method of Payments. All payments required pursuant to this Agreement or the Note shall be made in immediately available funds; shall be deemed received by the Bank on the next Business Day following receipt if such receipt is after 2:00 p.m., on any Business Day, and shall be made at the principal banking quarters of the Bank in Houston, Texas.

8.20 Termination. This Agreement and the Revolving Commitment may be canceled by the Borrowers without premium or penalty prior to the Revolving Loan Termination Date upon at least thirty (30) days’ prior written notice, provided, that the Obligations are paid and performed in full to the sole satisfaction of the Bank; provided, however that any such cancellation hereunder shall not terminate any obligations, representations or warranties of any

Borrower to the Bank hereunder and under other Loan Documents that survive beyond the Revolving Loan Termination Date. Upon the earlier to occur of the (i) the Revolving Loan Termination Date, and (ii) cancellation of this Agreement and the Revolving Commitment prior thereto in accordance with this Section 8.20 and upon payment and performance in full of the Obligations to the sole satisfaction of the Bank, the Bank agrees, at the Parent Borrower’s request and sole cost and expense, to execute and deliver any such lien release documents and other documentation reasonably requested by Parent Borrower to release or terminate the Bank’s liens and security interests hereunder and under the other Loan Documents.

8.21 Non-Application of Chapter 346 of Texas Finance Code. The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Security Instruments or to the transactions contemplated hereby.

8.22 Power of Attorney. To the fullest extent permitted by Law and until this Agreement is terminated in accordance with Section 8.20 therein, each Borrower hereby appoints the Bank as its attorney-in-fact (without requiring the Bank to act as such) to execute any Security Instrument in the name of each Borrower, and to perform all other acts that the Bank deem appropriate to perfect and continue its liens, security interests, and other rights in, and to protect and preserve, the Collateral covered by or described in (or, as evidenced by the Agreement, intended to have been covered by) any of the Security Instruments, but only to the extent required of Borrowers under the terms of this Agreement.

8.23 Counterpart Execution. This Agreement may be executed as one instrument signed by all parties or in separate counterparts hereof, each of which counterparts shall be considered an original and all of which shall be deemed to be one instrument, and any signed counterpart shall be deemed delivered by the party signing it if sent to any other party hereto by electronic facsimile transmission.

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

BORROWERS CHENIERE ENERGY, INC.

By:
Don A. Turkleson Secretary

CHENIERE LNG, INC.

By:
Don A. Turkleson Secretary

CHENIERE ENERGY OPERATING CO., INC.

By:
Don A. Turkleson Secretary

CHENIERE LNG SERVICES, INC.

By:
Don A. Turkleson Secretary

CHENIERE-GRYPHON MANAGEMENT, INC.

By:
Walter L. Williams Vice President

BANK STERLING BANK

By:
C. Scott Wilson Vice President